UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                [AMENDMENT NO. 2]

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            JB OXFORD HOLDINGS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed transaction is valued at $26,000,000.00, which is the maximum consideration payable to the Registrant in the asset sale transaction described in the proxy statement.

     (4)  Proposed maximum aggregate value of transaction: $26,000,000.00

     (5)  Total fee paid: $5,200.00 1

          1 The fee was calculated pursuant to Rule 0-11(c)(2) as 1/50 of 1% of the maximum consideration of $26,000,000.00 to be paid to the Registrant.

     [X]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            JB OXFORD HOLDINGS, INC.


                               September 13, 2004

Dear Shareholder:

     You are cordially invited to attend a special meeting of the Shareholders of JB Oxford Holdings, Inc., to be held at 9:00 A.M. local time on Thursday, October 7, 2004, at our headquarters, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212.

     As more fully described in the attached notice of special meeting and the accompanying proxy statement, the business to be addressed at the special meeting is consideration of a proposal to sell for cash substantially all of the assets of our subsidiary, JB Oxford & Company, to Ameritrade, Inc.

     Third Capital  Partners,  LLC, which is owned and controlled by Christopher
L. Jarratt, our Chairman and Chief Executive Officer, owns 52.68% of the outstanding shares of our common stock, has agreed with Ameritrade to vote all of such shares in favor of the proposed transaction and has delivered an irrevocable proxy to Ameritrade to vote such shares in favor of the transaction at the special meeting. When such shares are voted in favor of the proposed transaction as required by such agreement, the transaction will be approved.

     Whether or not you plan to attend the special meeting, please submit your proxy to ensure your representation.

     The Board of Directors recommends that you vote FOR the proposal to sell substantially all of the assets of JB Oxford & Company to Ameritrade, Inc. You may attend the special meeting and vote in person even if you have submitted your proxy.

                                                  Sincerely,

                                                  C.L. JARRATT
                                                  Chairman of the Board
                                                  and Chief Executive Officer

                            JB OXFORD HOLDINGS, INC.


                      9665 Wilshire Boulevard, Third Floor
                         Beverly Hills, California 90212

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON OCTOBER 7, 2004

     Notice is hereby given that a special meeting of the shareholders of JB Oxford Holdings, Inc. will be held at 9:00 A.M. local time on Thursday, October 7, 2004, at our company headquarters, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212, for the following purposes:

     1. To vote on a proposal to sell substantially all of the assets of our subsidiary, JB Oxford & Company, to Ameritrade, Inc., pursuant to the terms of that certain asset purchase agreement by and among JB Oxford Holdings, Inc., JB Oxford & Company, and Ameritrade, Inc., dated June 4, 2004, as more fully described in the proxy statement accompanying this notice.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

     We have fixed the close of business on September 13, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only our shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. This Notice of special meeting and the accompanying proxy statement and proxy card are being sent to shareholders on or about September 17, 2004.

     You are cordially invited to attend the special meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with our corporate secretary, by executing a later dated proxy and delivering it to our corporate secretary, or by attending the special meeting and voting in person.

                                            By Order of the Board of Directors,



                                            BARRY S. FISCHER
                                            Secretary

September 13, 2004

                                TABLE OF CONTENTS

                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION                                    1
SUMMARY                                                                        3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS AND RISK FACTORS                    9
THE SPECIAL MEETING
      General                                                                 13
      Record Date; Shares Entitled to Vote; Vote Required to
        Approve the Transaction                                               13
      Solicitation, Voting and Revocation of Proxies                          13
PROPOSAL ONE - APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE TRANSACTION
      General                                                                 14
      Background of the Transaction                                           14
      Reasons for the Transaction                                             15
      Fairness Opinion of Capitalink, L.C.                                    16
      Use of Proceeds                                                         22
      Recommendation of the Board of Directors                                23
      Interests of Certain Persons in the Transaction                         23
      Certain Federal Income Tax Consequences                                 23
      Accounting Treatment                                                    24
      Regulatory Approvals                                                    24
      Rights of Dissenting Shareholders                                       24
 TERMS OF THE ASSET PURCHASE AGREEMENT
      General                                                                 25
      Assets to be Sold                                                       25
      Obligations to be Assumed by Ameritrade                                 25
      Purchase Price                                                          25
      Payment of the Purchase Price                                           26
      The Escrowed Funds                                                      26
      Representations and Warranties                                          26
      Commitment with Respect to Other Offers                                 27
      Break-Up Fee                                                            28
      Conduct of Business Pending the Transaction                             28
      Operations After the Transaction                                        29
      Indemnification                                                         29
      Other Covenants                                                         30
      Conditions to Closing the Transaction                                   32
      Amendment and Termination of the Asset Purchase Agreement               33
      Closing                                                                 33
      Expenses                                                                33
INFORMATION ABOUT THE COMPANIES
      JB Oxford Holdings                                                      33
      Ameritrade                                                              34
       Security Ownership of Management and Certain Beneficial Owners         34
       Change of Control                                                      34
OTHER MATTERS                                                                 35
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS                                  35
EXPERTS                                                                       35
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A -- Asset Purchase Agreement                                       A-1
APPENDIX B -- Fairness Opinion of Capitalink, L.C., dated June 3, 2004       B-1
APPENDIX C -- Notice of Dissenters' Rights.                                  C-1
APPENDIX D -- Sections of the Utah Revised Business Corporation Act
               regarding Dissenters' Rights.                                 D-1
APPENDIX E -- Pro Forma Financial Statements                                 E-1

                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:   WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A: This proxy statement describes in detail the proposed sale of substantially all of the assets of our subsidiary, JB Oxford & Company, to Ameritrade, Inc. The assets to be sold are substantially all of the customer accounts of JB Oxford & Company, which is a registered broker-dealer. This sale may constitute a sale of substantially all of our assets for purposes of Utah law, which governs our corporate matters. Accordingly, the sale is being submitted to our shareholders for approval pursuant to Section 16-10a-1202 of the Utah Revised Business Corporation Act. You have been sent this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the special meeting of shareholders called for the purpose of voting on the transaction.

Q:   HOW MANY VOTES ARE REQUIRED TO APPROVE THE TRANSACTION?

A: Each share of common stock will entitle the holder to cast one vote. The affirmative vote of a majority of the shares of our common stock outstanding on the record date for the special meeting will be necessary for the approval of the proposed transaction. Abstentions and broker nonvotes will have the same effect as votes against the proposed transaction. Third Capital Partners, LLC, which owned 52.58% of the outstanding shares of our common stock on the record date, has agreed with Ameritrade to vote all of such shares in favor of the proposed transaction and has delivered an irrevocable proxy to Ameritrade to vote such shares in favor of the transaction. When such shares are voted in favor of the transaction as required by such agreement, it will be approved.

Q:    WHAT WILL HAPPEN IF THE SHAREHOLDERS APPROVE THE TRANSACTION?

A: If the shareholders approve the transaction, then shortly following the special meeting, subject to the approval of the NASD, Inc. and satisfaction of certain conditions set out in the asset purchase agreement, JB Oxford & Company will sell substantially all of its customer accounts to Ameritrade for a cash purchase price of up to $26 million, which will be payable in two installments. On the closing date, we will receive a maximum of $14 million, approximately $1.05 million of which will be used as follows:

     o up to $400,000 will be paid to Third Capital, LLC for its assistance with this transaction, as discussed on page 23; and

     o    the   expenses   related  to  this   transaction,   estimated   to  be
          approximately $650,000, will be paid.

     Ameritrade will deposit an additional $3.5 million of the purchase price into an escrow account, to be held for 18 months and used to pay any valid claims made by Ameritrade against us for indemnification under the asset purchase agreement, as discussed under "Terms of the Asset Purchase Agreement - The Escrowed Funds" on page 26.

     This will leave approximately $12.95 million available from the initial payment to JB Oxford & Company. This money, together with the money from the second payment due in January 2005 and all money left in the escrow account at the end of the escrow period, will be used to pay creditors of JB Oxford & Company, for general business purposes during the winding up of the business of JB Oxford & Company, and for the acquisition or start up of one or more new businesses, as further discussed under "Use of Proceeds" on page 22. While we are not currently aware of any significant claims of creditors of JB Oxford & Company, either asserted or unasserted, no representation can be made as to whether any such claims may be made in the future, or the amount of any such claim that might be made. While it is currently our intent to retain the proceeds indefinitely in JB Oxford & Company, as the sole shareholder of JB Oxford & Company we will have the corporate authority to direct the officers and directors of JB Oxford & Company as to the use of the proceeds in the future. JB Oxford Holdings, Inc. and our subsidiary National Clearing Corp. each have significant pending litigation and potential claims pending against them, including a recently filed SEC complaint alleging violations of the federal securities laws by National Clearing Corp. The complaint alleges that National Clearing Corp. improperly processed mutual fund trade orders which, among other allegations, enabled certain hedge fund and mutual fund customers to engage in "late trading" and "market timing." See "We Could Be Harmed By Sec And USAO Actions Relating To Mutual Fund Trading" under "Risk Factors" on page 10 for a summary of the SEC complaint. The proceeds from the sale of the assets of JB Oxford & Company to Ameritrade may be needed to pay the amounts sought in the SEC's civil action against us. If the SEC or another creditor were to obtain a judgment against JB Oxford Holdings, Inc., it could attempt to levy on the stock of JB Oxford & Company to obtain access to the proceeds to satisfy its judgment. We do not anticipate that any distributions will be made to our shareholders in the near future, if at all.

     Based on pro forma data provided in Appendix E which provides our historical and pro forma results of operations for the six months ended June 30, 2004 and for the year ended December 31, 2003, our estimated loss from continuing operations before income taxes would have been approximately $1.1 million for the first half of 2004 and $2 million for the year ended December 31,2003 if the transaction with Ameritrade had taken place at the beginning of the respective periods.

Q:   WILL WE CONTINUE TO OPERATE AFTER THE TRANSACTION IS CLOSED?

A: We have agreed that, following the closing of the transaction, neither we nor any of our subsidiaries will engage in the online retail brokerage business for a period of three years after the closing; therefore, following the closing of the transaction, JB Oxford & Company will cease to operate as a retail broker-dealer, and its business will be wound up.

     Our other operating subsidiary, National Clearing Corp., is a securities clearing corporation and a registered broker-dealer, offering clearing services to independent broker-dealers, referred to as correspondents. In addition, National Clearing Corp. acts as a market maker in stocks traded on the NASDAQ National Market System and other national exchanges. However, National Clearing Corp.'s largest correspondent is JB Oxford & Company, and transactions on behalf of JB Oxford & Company represented approximately 87% of the revenues of National Clearing Corp. for the first half of 2004.

     On September 7, 2004, we sold to North American Clearing, Inc. our clearing rights for the correspondent accounts of National Clearing Corp. Under the terms of the sales agreement, we will receive an initial payment of approximately $100,000, and will receive 50% of the revenue related to the accounts over the next five years, up to a maximum total payment of $2.5 million. Once the Ameritrade transaction is consummated, our primary source of income will be earnings on the proceeds of the transactions.

     We have not yet made any determination about future business plans once the Ameritrade transaction is completed. We anticipate that it will take at least one year from the closing to wind up the brokerage operations of both subsidiaries, and the liabilities associated with each of them. During the next 12 to 18 months, management will evaluate available business opportunities. We anticipate that the proceeds from these transactions, together with earnings on such proceeds, will provide us with sufficient liquidity to maintain our offices and a minimal staff until such time as a new business venture is decided upon. You should review the "Risk Factors" section beginning on page 9 for a discussion of some of the risks related to our future operations. Additionally, our auditors issued an opinion on our December 31, 2003 financial statements containing a going concern qualification; see "Our Financial Statements Have Been Prepared On A Going Concern Basis, But Our Auditors Have Expressed Doubt About Our Ability To Continue As A Going Concern" on page 10.

Q:   WHEN IS THE TRANSACTION EXPECTED TO BE COMPLETED?

A: WE EXPECT THE TRANSACTION TO BE COMPLETED IN THE FOURTH QUARTER OF 2004. However, the timing of the completion of the transaction is dependent on the transaction agreement being approved by our shareholders as well as the approval of the NASD, Inc. and the satisfaction of other conditions described in this proxy statement. Some of these conditions are beyond our control.

Q:   WHAT SHOULD I DO NOW?

A: SEND IN YOUR PROXY CARD. After reviewing this document and its appendixes, indicate on your proxy card how you want to vote, and sign, date, and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the special meeting. If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the transaction. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the effect of voting against the transaction.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, BANK OR OTHER NOMINEE, WILL IT VOTE MY SHARES FOR ME?

A: YES, IF YOU GIVE YOUR NOMINEE INSTRUCTIONS ON HOW TO VOTE. Your broker, bank or other nominee holder will vote your shares only if you provide it with instructions on how to vote. You should instruct your nominee how to vote your shares by following the directions it provides. If you do not provide instructions to your nominee, your shares will not be voted and this will have the effect of voting against the transaction.

Q:   CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A: YES. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under "The Special Meeting--Solicitation, Voting and Revocation of Proxies" on page 13 of this proxy statement, including by giving a written notice of revocation, by signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:   CAN I VOTE MY SHARES IN PERSON?

A: YES. You may attend the special meeting and vote your shares in person even if you sign and mail your proxy card.

Q:   DO I HAVE DISSENTERS' RIGHTS?

A: YES. As this transaction may constitute a sale of substantially all of our assets, our shareholders are entitled to exercise "dissenters' rights" under Utah law. These rights entitle a shareholder to "dissent" from the transaction and, by strictly following the requirements fixed by law, receive "fair value" for their stock if the transaction is consummated. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Under applicable law, if you wish to assert dissenters' rights, you must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed transaction at the special meeting, written notice of your intent to demand payment for your shares if the proposed transaction is closed and (ii) not vote for the proposed transaction. A notice of your intent to demand payment for your shares if the proposed transaction is consummated should be sent postage prepaid and addressed to JB Oxford Holdings, Inc.,
     Attention: Corporate Secretary, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. Such notice should be sent by a method that will assure its delivery to us prior to the date of the special meeting. If the transaction is approved by the shareholders at the special meeting, within ten (10) days thereafter written notice will be sent to all shareholders who properly delivered to us a notice of their intent to demand payment for their shares, which notice will state when and where written demand for payment for such shareholders' shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting shareholders' shares. Dissenter's Rights are more fully explained under "Rights of Dissenting Shareholders" on page 23 of this proxy statement.

Q:   WHO IS PAYING FOR THIS PROXY SOLICITATION?

A: Our board of directors is making this solicitation and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:   WHOM CAN I CALL WITH QUESTIONS?

A: If you want additional copies of this document, or if you want to ask any questions about the asset purchase agreement or the transaction, you should contact Barry S. Fischer, our General Counsel and Corporate Secretary, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212, telephone: (310) 777-8888.

                                     SUMMARY

     This summary highlights selected information from this proxy statement. It does not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction. You should carefully read the entire document and the other documents to which we refer. These will give you a more detailed description of the proposed transaction. Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in this proxy statement. In this proxy statement, the terms "we," "our" and "us" refer to JB Oxford Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

THE PROPOSAL (PAGE 25)

     At the special meeting of shareholders, our shareholders will consider and vote upon a proposal to approve the asset purchase agreement, dated June 4, 2004, between us, our subsidiary, JB Oxford & Company, and Ameritrade, Inc., which provides for the sale of certain assets of JB Oxford & Company to Ameritrade, for up to $26 million in cash, subject to certain adjustments and an escrow. The asset purchase agreement is the document that controls the proposed transaction between the three companies. We encourage you to read the entire asset purchase agreement, which is attached to this proxy statement as Appendix A.

ASSETS TO BE SOLD (PAGE 25)

     JB Oxford & Company will sell substantially all of its customer accounts, totaling approximately 50,000 accounts.

OBLIGATIONS TO BE ASSUMED (PAGE 25)

     Ameritrade will assume the obligations that accrue and arise and are required to be performed after the closing under all of the customer contracts associated with the customer accounts transferred to it. Other than those obligations, Ameritrade will not assume or be liable for any of our obligations or liabilities.

PURCHASE PRICE (PAGE 25)

     The purchase price is $26 million, subject to reduction if we are unable to deliver at least 93% of the number of specified accounts in each of three groups of customer accounts, referred to as A, B and C, which JB Oxford & Company had on May 27, 2004. The specified account groupings are based upon the account net equity and trading activity, and include all accounts with positive equity in which there has been at least one trade in the past 18 months. JBOC had 18,318 accounts that met these criteria on May 27, 2004, the measurement date set by the parties in the asset purchase agreement: 524 Group A accounts, 3,938 Group B accounts and 13,856 Group C accounts. JBOC also had approximately 30,000 other accounts that did not meet these criteria. If the transaction with Ameritrade is consummated, substantially all of the accounts of JBOC will be transferred to Ameritrade, but the purchase price will be reduced if less than 93% of the accounts in any of the three groups of specified accounts existing on May 27, 2004 are transferred to Ameritrade. As of August 31, 2004, the last date for which information is available, at least 93% of the accounts in each of groups B and C of remained available for transfer to Ameritrade, and 92% of the accounts in group A remained available for transfer to Ameritrade. Accordingly, as of that date, there would have been a reduction in the purchase price of approximately $100,000.

PAYMENT OF THE PURCHASE PRICE (PAGE 26)

     Assuming the final purchase price at the time of closing exceeds $17.5 million, $14 million of the purchase price will be delivered to us in cash at the closing and $3.5 million will be placed in an escrow account to be held for 18 months following the closing. The escrowed funds may be used to satisfy valid claims by Ameritrade for indemnification under the asset purchase agreement.

     The balance of the purchase price, if any, is to be paid to us on January 14, 2005. The transaction was structured as an installment sale to take advantage of installment sale rules under the Internal Revenue Code to defer income tax liability. Payment of the balance of the purchase price will be secured by an irrevocable bank letter of credit. Accordingly, we do not believe that there is any significant risk of nonpayment of the second installment.

USE OF PROCEEDS (PAGE 22)

     On  the  closing   date,   we  will  receive  a  maximum  of  $14  million,
approximately $1.05 million of which will be used as follows:

     o up to $400,000 will be paid to Third Capital, LLC for its assistance with this transaction, as discussed on page 22; and

     o    the   expenses   related  to  this   transaction,   estimated   to  be
          approximately $650,000, will be paid.

     Ameritrade will deposit an additional $3.5 million of the purchase price into an escrow account, to be held for 18 months and used to pay any valid claims made by Ameritrade against us for indemnification under the asset purchase agreement, as discussed under "Terms of the Asset Purchase Agreement - The Escrowed Funds" on page 25.

     This will leave approximately $12.95 million available from the initial payment to JB Oxford & Company. This money, together with the money from the second payment due in January 2005 and all money left in the escrow account at the end of the escrow period, will be used to pay creditors of JB Oxford & Company, for general business purposes during the winding up of the business of JB Oxford & Company, and for the acquisition or start up of one or more new businesses, as further discussed below. While we are not currently aware of any significant claims of creditors of JB Oxford & Company, either asserted or unasserted, no representation can be made as to whether any such claims may be made in the future, or the amount of any such claim that might be made. JB Oxford Holdings, Inc. and National Clearing Corp. each have significant pending litigation and potential claims pending against them, including a recently filed SEC complaint alleging violations of the federal securities laws by National Clearing Corp. The complaint alleges that National Clearing Corp. improperly processed mutual fund trade orders which, among other allegations, enabled certain hedge fund and mutual fund customers to engage in "late trading" and "market timing." See "We Could Be Harmed By Sec And USAO Actions Relating To Mutual Fund Trading" under "Risk Factors" on page 10 for a summary of the SEC complaint. The proceeds from the sale of the assets of JB Oxford & Company to Ameritrade may be needed to pay the amounts sought in the SEC's civil action against us. If the SEC or another creditor were to obtain a judgment against JB Oxford Holdings, Inc., it could attempt to levy on the stock of JB Oxford & Company to obtain access to the proceeds to satisfy its judgment. While it is currently our intent to retain the proceeds indefinitely in JB Oxford & Company, as the sole shareholder of JB Oxford & Company we will have the corporate authority to direct the officers and directors of JB Oxford & Company as to the use of the proceeds in the future. We do not anticipate that any distributions will be made to our shareholders in the near future, if at all.

     We do not anticipate any income tax liability on the receipt of the initial payment of up to $14 million. Thereafter, the amount of income tax owed will depend on the total purchase price ultimately received, and the amount of operating losses incurred during and after the third quarter of 2004. Assuming we receive the full purchase price of $26 million, without any offsets, and incur no operating losses during or after the third quarter of 2004, estimated income tax liability would be approximately $4 million.

     Our other operating subsidiary, National Clearing Corp., is a securities clearing corporation and a registered broker-dealer, offering clearing services to independent broker-dealers, referred to as correspondents. In addition, National Clearing Corp. acts as a market maker in stocks traded on the NASDAQ National Market System and other national exchanges. However, National Clearing Corp.'s largest correspondent is JB Oxford & Company, and transactions on behalf of JB Oxford & Company, represented approximately 87% of the revenues of National Clearing Corp. for the first half of 2004.

     On September 7, 2004, we sold to North American Clearing, Inc. our clearing rights for the correspondent accounts of National Clearing Corp. Under the terms of the sales agreement, we will receive an initial payment of approximately $100,000, and will receive 50% of the revenue related to the accounts over the next five years, up to a maximum total payment of $2.5 million. Once the Ameritrade transaction is consummated, our primary source of income will be earnings on the proceeds of the transactions.

     We have not yet made any determination about future business plans once the transaction with Ameritrade is completed. We anticipate that it will take at least one year from the closing to wind up the brokerage operations of our subsidiaries, and the liabilities associated with each of them. During the next 12 to 18 months, management will evaluate available business opportunities. We anticipate that the proceeds from these transactions, together with earnings on such proceeds, will provide us with sufficient liquidity to maintain our offices and a minimal staff until such time as a new business venture is decided upon. You should review the "Risk Factors" section beginning on page 9 for a discussion of some of the risks related to our future operations.

OUR OPERATIONS PENDING THE CLOSING OF THE TRANSACTION (PAGE 28)

     Until the closing date, we have agreed, among other things:

     o to operate the business of JB Oxford & Company in the ordinary course and manner,

     o to use commercially reasonable efforts to preserve intact the present business organization of JB Oxford & Company and preserve its present goodwill and advantageous relationships, and

     o not to modify, amend or otherwise alter or change any of the material terms or provisions of any of the customer contracts to be transferred to Ameritrade or the obligations to be assumed by Ameritrade.

OUR OPERATIONS AFTER THE TRANSACTION (PAGE 29)

     We have agreed that, following the closing of the transaction, neither we nor any of our subsidiaries will engage in the online retail brokerage business for a period of three years after the closing; therefore, following the closing of the transaction, JB Oxford & Company will cease to operate as a retail broker-dealer, and its business will be wound up.

     For fiscal year 2003 and the first half of 2004, management estimates that the revenues generated from the assets to be transferred to Ameritrade were approximately $15.4 million and $7.4 million, or 77.4% and 89.1%, respectively, of our total revenues of $19.9 million and $8.2 million for such periods. Exact figures are not available, because although the assets being transferred are accounts of JB Oxford & Company, transactions on behalf of JB Oxford & Company represent a large majority of the revenue of our other operating subsidiary, National Clearing Corp. (approximately 87% of the revenues of National Clearing Corp. for the first half of 2004). Further, prior to October 2003, all retail brokerage operations and securities clearing operations were conducted through National Clearing Corp. (then known as JB Oxford & Company). In October 2003, the current JB Oxford & Company began operating as our retail broker-dealer subsidiary, with National Clearing Corp. retaining the securities clearing operations, as well as acting as a market maker. Accordingly, separate financial information for fiscal year 2003 for JB Oxford & Company and National Clearing Corp. is not available.

     National Clearing Corp. is a securities clearing corporation and a registered broker-dealer, offering clearing services to independent broker-dealers, referred to as correspondents. In addition, National Clearing Corp. acts as a market maker in stocks traded on the NASDAQ National Market System and other national exchanges. However, National Clearing Corp.'s largest correspondent is JB Oxford & Company, and transactions on behalf of JB Oxford & Company represented approximately 87% of the revenues of National Clearing Corp. for the first half of 2004. As of June 30, 2004, the assets of JB Oxford & Company, $3.2 million, represented approximately 1.4% of our total assets of $236.7 million at such date. JB Oxford & Company assets do not include retail customer receivables and related assets, as those assets are carried on the books of National Clearing Corp. As of June 30, 2004, these assets totaled approximately $188.3 million. Such assets, together with the related liabilities to the account holders, will be transferred to Ameritrade in the proposed transaction. If those assets were included in the assets of JB Oxford & Company, its assets would constitute approximately 80% of our total assets. See the Pro Forma Financial Statements attached as Appendix E for more financial information.

     On September 7, 2004, we sold to North American Clearing, Inc. our clearing rights for the correspondent accounts of National Clearing Corp. Under the terms of the sales agreement, we will receive an initial payment of approximately $100,000, and will receive 50% of the revenue related to the accounts over the next five years, up to a maximum total payment of $2.5 million. Once the Ameritrade transaction is consummated, our primary source of income will be earnings on the proceeds of the transactions.

     We have not yet made any determination about future business plans once the transaction with Ameritrade is completed. We anticipate that it will take at least one year from the closing to wind up the brokerage operations of our subsidiaries, and the liabilities associated with each of them. During the next 12 to 18 months, management will evaluate available business opportunities. We anticipate that the proceeds from these transactions, together with earnings on such proceeds, will provide us with sufficient liquidity to maintain our offices and a minimal staff until such time as a new business venture is decided upon. You should review the "Risk Factors" section beginning on page 9 for a discussion of some of the risks related to our future operations. Additionally, our auditors issued an opinion on our December 31, 2003 financial statements containing a going concern qualification; see "Our Financial Statements Have Been Prepared On A Going Concern Basis, But Our Auditors Have Expressed Doubt About Our Ability To Continue As A Going Concern" on page 10.

OUR REASONS FOR THE TRANSACTION (PAGE 15)

     Our board of directors has unanimously approved the asset purchase agreement with Ameritrade. The board of directors believes that the transaction and the terms and provisions of the asset purchase agreement are fair to and in the best interests of our shareholders. Therefore, the board of directors has unanimously recommended that you vote to approve the asset purchase agreement and the transaction.

     In reaching its decision to approve and recommend shareholder approval of the asset purchase agreement, the board of directors considered a number of factors, including the following:

     o The requirements for our future growth as an independent brokerage firm.

     o The limited capital raising opportunities available to us, and the unlikely possibility that another entity would be interested in buying our stock or merging with us, versus engaging in an asset sale.

     o Ameritrade has the online trading systems and experienced personnel to be able to successfully integrate the accounts of our retail customers, which greatly increases the likelihood that most of our account holders will remain through the closing of the transaction, thereby maximizing the purchase price.

     o Ameritrade has completed a number of purchases of retail brokerage accounts and retail brokerage firms and has significant experience in making the transaction seamless for customers and shareholders.

     o The likelihood that we will receive requisite regulatory approvals to consummate the transaction.

     o The opinion of our financial advisor, Capitalink, L.C., that the terms of the transaction are fair to our shareholders from a financial point of view.

     o Although we would be obligated to pay a $1 million break-up fee under certain conditions specified in the asset purchase agreement if the transaction is not consummated, the board has the right to consider and negotiate a superior, unsolicited offer from a third party if one was to be received.

     The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offer price, the board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

FAIRNESS OPINION (PAGE 16)

     In deciding to approve the transaction, our board of directors considered the opinion of its financial advisor, Capitalink, L.C., that, based upon and subject to the assumptions made and matters set forth in the written opinion, as of June 3, 2004, the consideration to be received by JB Oxford & Company in the transaction was fair, from a financial point of view, to our shareholders. We have attached as Appendix B the written opinion of Capitalink, L.C. dated as of June 3, 2004. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Capitalink, L.C., in providing its opinion.

OUR RECOMMENDATION TO OUR SHAREHOLDERS (PAGE 23)

     Our board of directors believes that the transaction is fair to you and in your best interests, and unanimously recommends that you vote "For" the proposal to approve the transaction.

INTERESTS OF PERSONS INVOLVED IN THE TRANSACTION THAT ARE DIFFERENT FROM YOURS (PAGE 23)

     Certain of our directors, executive officers and employees have interests in the transaction that are different from your interests. These differing interests include the following:

     o Christopher L. Jarratt, who serves as our Chairman of the Board and Chief Executive Officer, is also the Chief Manager and Chief Executive Officer of Third Capital, LLC, which furnishes certain services to us.

     o Third Capital is paid a monthly fee for such services, and reimbursed for certain expenses, under an oral agreement. On June 3, 2004, the monthly fee payable to Third Capital for such services was reduced from $76,500 to $42,500, effective July 1, 2004. It is anticipated that Third Capital will continue to provide such services after the closing of the transaction.

     o Upon the closing of the transaction, Third Capital will be paid a fee of up to $400,000 for its assistance in negotiating the transaction with Ameritrade. Such fee will be reduced proportionately with any reduction in the maximum $26 million purchase price payable in the transaction by Ameritrade. Third Capital has informed us that such fee will be used to compensate members and employees of Third Capital, not including Mr. Jarratt.

     o Third Capital Partners, LLC converted two convertible promissory notes issued by us with an outstanding principal balance of $5,418,696 into 2,029,474 shares of our common stock on September 13, 2004. As Chief Manager and Chief Executive Officer of Third Capital, LLC, Christopher
          L. Jarratt is the beneficial owner of all of such shares. Mr. Jarratt also beneficially owns an additional 123,250 shares of our common stock.

     o In contemplation of the proposed transaction with Ameritrade, we have agreed to enter into employment agreements with Barry S. Fischer, our General Counsel and Secretary, who also serves as President of JB Oxford & Company, and Michael J. Chiodo, our Chief Financial Officer and Treasurer, which provide that each of such persons shall be employed for a period of one year, unless terminated with cause, at a specific salary and with the same benefits as were being provided to them at the time of the execution of the agreement, and which provide them with certain severance benefits.

CONDITIONS TO CLOSING OF THE TRANSACTION (PAGE 32)

     The closing of the transaction depends on meeting a number of conditions, including the following:

     o our shareholders must approve the transaction (Third Capital Partners, LLC, which owned 52.68% of the outstanding shares of our common stock on the record date, has agreed with Ameritrade to vote all of such shares in favor of the transaction and has delivered an irrevocable proxy to Ameritrade to vote such shares in favor of the transaction at the special meeting);

     o    the NASD, Inc. must approve the transaction;

     o there must be no governmental order blocking completion of the transaction, and no proceedings by a government body trying to block the transaction; and

     o    the completion of the transaction before November 30, 2004.

     Unless prohibited by law, either we or Ameritrade could elect to waive a condition that has not been satisfied and complete the transaction anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the transaction.

REGULATORY APPROVALS (PAGE 24)

     Prior to closing the transaction, the approval of the NASD must be obtained for the transfer of the customer accounts of JB Oxford & Company to Ameritrade. Application for such approval was submitted to the NASD on June 10, 2004, and it is anticipated that such approval will be received on or before October 9, 2004.

REPRESENTATIONS AND WARRANTIES; COVENANTS (PAGES 26 AND 30)

     The asset purchase agreement contains customary representations, warranties and covenants. All representations and warranties will survive the closing and will expire two years after the closing, with some customary exceptions.

TERMINATION OF THE ASSET PURCHASE AGREEMENT (PAGE 33)

     We and Ameritrade can agree at any time to terminate the asset purchase agreement before completing the transaction, even if our shareholders have already voted to approve it.

     Either company can also terminate the asset purchase agreement:

     o if the other party has materially breached the asset purchase agreement and has not cured the breach;

     o    if the transaction has not been completed by November 30, 2004; or

     o if we fail to obtain shareholder approval of the transaction at the special meeting or if we withdraw, modify, withhold or change in a manner adverse to Ameritrade the board's approval or recommendation of the transaction, or recommend an alternative transaction.

     If the asset purchase agreement is terminated

     o by us as a result of the transaction not closing prior to November 30, 2004,

     o by any party as a result of shareholder approval not being obtained at the special meeting, or

     o    by Ameritrade as a result of

          o the withdrawal, modification, withholding or change in a manner adverse to Ameritrade of the board's approval or recommendation of the transaction or

          o as a result of our material and uncured breach of the asset purchase agreement,

then Ameritrade will have the right to receive a payment of $1,000,000 from us.

CLOSING OF THE TRANSACTION (PAGE 33)

     The closing of the transaction is to take place on the third business day after all of the conditions set forth in the asset purchase agreement are satisfied or waived, or at such other time as is agreed by the parties. The transaction is expected to close in the fourth quarter of 2004.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 23)

     We expect that we and JB Oxford & Company will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. We do not expect that our shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction, other than shareholders who choose to exercise dissenters' rights as provided under Utah law to the extent that they receive cash for their common stock.

ACCOUNTING TREATMENT (PAGE 24)

     The transaction will be accounted for by us as a sale of assets.

THE SPECIAL MEETING (PAGE 13)

     We will hold a special meeting of our shareholders at 9:00 A.M. local time, on Thursday, October 7, 2004 at our corporate headquarters located at 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. At the meeting, we will ask our shareholders to approve the transaction and to act on any other matters that may be put to a vote at the meeting.

RECORD DATE; VOTING POWER (PAGE 13)

     You may vote at the special meeting if you owned shares of our common stock as of the close of business on September 13, 2004, which was set as the record date for the special meeting by our board of directors. You will have one vote for each share of common stock you owned on that date.

VOTE REQUIRED (PAGE 13)

     If a quorum is present at the special meeting, then the affirmative vote of a majority of the outstanding shares will be sufficient to approve the transaction. A quorum consists of a majority of the shares outstanding on the record date. On the record date, 3,871,223 shares of our common stock were outstanding. Broker nonvotes will not be counted towards a quorum at the special meeting, and will count as votes against the transaction. Abstentions will be counted towards a quorum at the special meeting, and also will count as votes cast against the transaction. If you return the attached proxy card with no voting decision indicated, the proxy will be voted FOR the approval of the transaction.

     Third Capital Partners, LLC, which owned 52.58% of the outstanding shares of our common stock on the record date, has agreed with Ameritrade to vote all of such shares in favor of the transaction and has delivered an irrevocable proxy to Ameritrade allowing it to vote such shares in favor of the transaction. When such shares are voted in favor of the transaction as required by such agreement, the transaction will be approved without the necessity for any other votes to be cast in favor of the transaction.

DISSENTERS' RIGHTS (PAGE 24)

     As this transaction may constitute a sale of substantially all of our assets, our shareholders are entitled to exercise "dissenters' rights" under Utah law. These rights entitle a shareholder to "dissent" from the transaction and, by strictly following the requirements fixed by law, receive "fair value" for their stock if the transaction is consummated. The fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Under applicable law, if you wish to assert dissenters' rights, you must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed transaction at the special meeting, written notice of your intent to demand payment for your shares if the proposed transaction is closed and (ii) not vote for the proposed transaction. A notice of your intent to demand payment for your shares if the proposed transaction is consummated should be sent postage prepaid and addressed to JB Oxford Holdings, Inc., Attention:
Corporate Secretary, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. Such notice should be sent by a method that will assure its delivery to us prior to the date of the special meeting. If the transaction is approved by the shareholders at the special meeting, within ten (10) days thereafter written notice will be sent to all shareholders who properly delivered to us a notice of their intent to demand payment for their shares, which notice will state when and where written demand for payment for such shareholders' shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting shareholders' shares.

           A WARNING ABOUT FORWARD-LOOKING STATEMENTS AND RISK FACTORS

     We make forward-looking statements in this document. When we use words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions we refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services industries, while other factors apply directly to us. Important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

IF THE TRANSACTION IS CONSUMMATED, OUR REMAINING BUSINESS OPERATIONS WILL NOT BE SUFFICIENT TO ALLOW US TO OPERATE PROFITABLY.

     In the event that the transaction is consummated, nearly all of our revenue sources will have been eliminated. Our remaining revenues will come from a small institutional brokerage business carried on through our subsidiary, National Clearing Corp. ("NCC") and earnings from the proceeds of the transaction with Ameritrade and the sale of NCC's correspondent clearing operations. Over the next twelve to eighteen months, we intend to continue to wind down our brokerage subsidiaries, as well as to consider our future business plans. Until and unless we commence new business operations, our expenses will exceed our remaining revenues and the new revenue that will be generated from investment of the proceeds of the transaction. This is largely the case because we have many fixed costs under existing agreements with non-affiliated third party vendors, such as leases, under which we will have to continue to meet our financial obligations. These fixed costs approximate $100,000 per month. In addition, we will have continuing salaries and management fee expenses totaling approximately $85,000 per month, as described under "Interests of Certain Persons in the Transaction" on page 22. Based on pro forma data provided in Appendix E, our estimated loss from continuing operations before income taxes would have been approximately $1.1 million for the first half of 2004 if the transactions with Ameritrade and NCC had occurred on January 1, 2004. While we will seek to further reduce our overhead expenses following the closing of the transaction with Ameritrade, there can be no assurance that our efforts will be successful. However, based on the expected proceeds from the Ameritrade transaction, we believe that we will have sufficient capital to be able to continue operations for the next twelve to eighteen months, during which time we will continue to wind down the operations of our brokerage subsidiaries, and consider our future business direction.

OUR FUTURE BUSINESS IS UNCERTAIN.

     We may use the proceeds from the sale of our subsidiaries' businesses to enter into one or more new lines of business, which we are unable to identify at present. We have neither conducted nor have others made available to us results of market research concerning prospective business opportunities. There is no assurance that we will be able to acquire a business opportunity on terms favorable to us.

     Christopher L. Jarratt, our Chairman and Chief Executive Officer, and the beneficial owner of 55.7% of our outstanding common stock, ultimately will have the ability to decide upon the business opportunities in which we will participate, if any, by virtue of his stock ownership. Mr. Jarratt may act without the consent, vote or approval of our other shareholders. Mr. Jarratt's interests in any future opportunity may differ from yours. See "Your Interests As A Shareholder May Conflict With Our Controlling Shareholder And Our Chairman And Chief Executive Officer" below.

     We have substantial competition for business opportunities, which may affect our ability to merge with or acquire a business. A substantial number of established and well financed entities, including investment banking and venture capital firms, have recently increased their merger and acquisition activities. Nearly all such entities have substantially greater financial resources, technical expertise and managerial capabilities than we and, consequently, we will be at a competitive disadvantage in identifying suitable merger or acquisition candidates and successfully concluding a proposed merger or acquisition.

WE COULD BE HARMED BY SEC AND USAO ACTIONS RELATING TO MUTUAL FUND TRADING.

     We are  currently  under  investigation  by the SEC  and the US  Attorney's
Office for the Central District of California ("USAO") related to allegations that NCC improperly processed mutual fund trade orders which, among other allegations, enabled certain hedge fund and mutual fund customers to engage in "late trading" and "market timing." The alleged transactions took place between May 2002 and September 2003, and we have terminated our arrangements with the subject customers. Since August 2003, we have been providing the SEC with documents and testimony in response to subpoenas and we believe that we have been cooperating fully in these investigations.

     On November 6, 2003, NCC received a "Wells Notice" as part of the SEC's investigation informing us that the staff of the SEC's Pacific Regional Office intended to recommend that the SEC bring a civil injunctive action against NCC seeking a permanent injunction, disgorgement plus prejudgment interest, and civil penalties for alleged violations of the Securities Exchange Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, related to the alleged late trading transactions. We have responded to the Wells Notice and believe we are cooperating in connection with the notice.

     On April 12, 2004, we received a "Wells Notice" from the staff of the SEC's Pacific Regional office, stating its intention to recommend that the SEC bring a civil injunctive action against us seeking a permanent injunction, disgorgement plus prejudgment interest, and civil penalties for alleged violations of the Securities Exchange Act of 1933 and the Securities Exchange Act of 1934. We have responded to the notice, and are attempting to seek a prompt resolution of these matters, although there is no assurance that such resolution can be reached or that the ultimate impact on us will not be material.

     The SEC filed a complaint in the U.S. District Court for the Central District of California on August 25, 2004, against us and NCC and three executives of NCC. The complaint charges JBOH and NCC with violating the antifraud and other provisions of the federal securities laws by facilitating late trading and market timing by certain NCC customers. In the complaint, the SEC alleges that NCC's revenues from these activities were approximately $1 million.

     In its complaint, the SEC alleges that "late trading" is the practice of placing orders to buy or sell mutual fund shares after 4:00 p.m. Eastern time, the time as of which mutual funds typically calculate their net asset value ("NAV"), but receiving the price based on the NAV already determined as of 4:00 p.m. According to the complaint, late trading enables the trader to profit from market events that occur after 4:00 p.m. but that are not reflected in that day's price. According to the complaint, from June 2002 until September 2003, NCC facilitated thousands of late mutual fund trades in more 600 different mutual funds on behalf of select institutional customers, routinely receiving trading instructions from customers after 4:00 p.m. EST and executing those trades at the current day's NAV.

     In its complaint, the SEC alleges that "market timing" includes (a) frequent buying and selling of shares of the same mutual fund or (b) buying or selling mutual fund shares in order to exploit inefficiencies in mutual fund pricing. Market timing, while not illegal per se, allegedly can harm other mutual fund shareholders because it can dilute the value of their shares, if the market timer is exploiting pricing inefficiencies, or disrupt the management of the mutual fund's investment portfolio and cause the targeted mutual fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer. According to the complaint, NCC perpetrated a number of deceptive practices to conceal its customers' fraudulent market timing.

     The complaint seeks an order that permanently enjoins us from future violations of the above provisions; requires us to disgorge all ill-gotten gains plus prejudgment interest; and requires us to pay civil penalties.

     In the event of a judgment against us or NCC in the SEC action or if further charges are filed by the SEC and/or USAO, we could be subject to significant sanctions and penalties, including but not limited to suspension or revocation of NCC's licensing and registration as a broker-dealer, and substantial monetary fines which could have a material adverse effect on our business and financial condition. Furthermore, our reputation could suffer and any damage to our reputation could cause us to lose existing customers and fail to attract new customers which would have a material adverse effect on our business and financial condition. While we admit no wrongdoing and intend to vigorously defend ourselves, no assurance can be given as to the outcome of this matter. Although the likelihood of loss is probable, we have not accrued any amounts related to this matter, as the amount of loss is not estimable at this time. We maintain a general litigation accrual, which we believe is adequate to cover the minimum estimated loss, estimated at approximately $250,000, which represents the gross revenue received by NCC for mutual fund operations less direct operating expenses incurred in providing those services. However, substantial penalties from fines or settlements resulting from an adverse outcome or judgment in these matters could have a material adverse effect on our financial position and results of operations. The approval and consummation of the transaction with Ameritrade will not limit or reduce the exposure to us related to these matters.

OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ON A GOING CONCERN BASIS, BUT OUR AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     As noted in our Annual Report for 2003, filed on SEC Form 10-K, our consolidated financial statements have been prepared on a going concern basis, which reflects the realization of assets and the satisfaction of liabilities in the normal course of business. However, due to the facts that as of March 10, 2004, when our auditors issued their opinion on our financial statements for fiscal year 2003, we had incurred recurring operating losses, had limited access to capital and had significant pending litigation, our auditors stated in their opinion the fact that there was substantial doubt about our ability to continue as a going concern.

     Should a significant judgment against us result from any pending litigation or a significant penalty result from the SEC proceedings related to the ongoing mutual fund investigations, the demand for payment coupled with our deteriorating financial results could affect our ability to meet our obligations as they become due in the normal course of business. Should we be unable to meet our obligations as they become due, we could be forced to file for protection under the United States Bankruptcy Code.

     Our ability to continue as a going concern is dependent upon several factors, including, but not limited to, our ability to:

     o    generate sufficient cash flows to meet our obligations,

     o    obtain additional or restructure existing financing arrangements,

     o    continue to obtain uninterrupted supplies from vendors, and

     o    reduce capital expenditures and operating expenses.

     If the transaction with Ameritrade is consummated, we will be able to significantly reduce our ongoing expenses. Further, the proceeds from this transaction will likely lessen the need to seek additional capital at the present time. However, there can be no assurance that successful completion of the transaction with Ameritrade will be sufficient to assure our ability to continue operations on an ongoing basis.

WE MAY BE UNABLE TO RETAIN SKILLED PERSONNEL.

     The success of our business is dependent upon having adequate levels of personnel with experience in the computer and brokerage business as well as persons with the necessary broker-dealer licenses. In light of the announcement of the proposed transaction with Ameritrade, there can be no assurance that we can retain our existing personnel, especially those whose stock options are largely underwater and might have little long-term incentive to stay with us. With regard to JB Oxford & Company, while we have offered severance to employees who remain until the transaction is consummated, there can be no assurance that all key employees will remain until that time. If key employees depart early, it could have a material impact on our operations and cause us to lose customers, which could lead to a decrease in the purchase price payable for the customer accounts by Ameritrade.

THE LOSS OF SIGNIFICANT CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS AND THE PURCHASE PRICE IN THE TRANSACTION.

     While no single correspondent broker-dealer or customer represents more than 10% of our revenues, we have several significant customers whose loss, in the aggregate, could have a material adverse effect on our financial condition and operating results. A reduction of more than 7% in the number of customer accounts in any of the three groups of specified customer accounts of JB Oxford & Company to be transferred to Ameritrade would result in a reduction of the purchase price to be paid in the transaction. While we believe that the likelihood of losing a substantial number of such customers is remote, there can be no assurance that such event will not occur.

OUR CLEARING OPERATIONS EXPOSE US TO LOSSES BEYOND THE LOSS OF BUSINESS.

     Our clearing operations through NCC expose us to risks that exceed the simple risk of loss of business due to loss of retail customers or correspondents. If the correspondent fails, possible losses include its obligations to customers and other third parties, and any losses in the correspondent's own trading accounts. We have established procedures to review a correspondent's own customer and firm accounts and activities in an effort to prevent such losses if a correspondent fails but there can be no assurance that such procedures will be effective in every case. Any such losses could have a material adverse effect on our business, financial condition and operating results.

OUR STOCK PRICE COULD MATERIALLY DECLINE IF THIRD CAPITAL PARTNERS SELLS ITS SHARES THROUGH THE PUBLIC MARKETS.

     On September 13, 2004, Third Capital Partners, LLC converted two convertible promissory notes issued by us with an outstanding principal balance of $5,418,696 into 2,029,474 shares of our common stock. If Third Capital Partners sells substantial amounts of our common stock through the public stock market, it could cause a significant decrease in our stock price. In addition to the adverse effect a price decline would have on our shareholders, it could impede our ability to raise capital through the issuance of securities or utilize our common stock for acquisitions. Furthermore, if the price decline is significant enough, it could result in our common stock being delisted from the NASDAQ SmallCap Market. A delisting of our shares could further harm our stock price and make it more difficult for our shareholders to sell their shares.

THE TRADING PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE SUBJECT TO WIDE FLUCTUATIONS.

     During the past twelve months, our common stock traded as low as $1.20 and as high as $5.22 (all prices have been adjusted to reflect the one for ten reverse stock split which was effective October 15, 2002). Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may consider comparable, and news reports relating to trends in our markets. In addition, the stock market in general have experienced extreme volatility that has often been unrelated to operating performance. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

YOUR INTERESTS AS A SHAREHOLDER MAY CONFLICT WITH OUR CONTROLLING SHAREHOLDER AND OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

     Third Capital Partners, LLC, a company controlled by Christopher L. Jarratt, our Chairman and Chief Executive Officer, owns 52.68% of our outstanding common stock. Mr. Jarratt beneficially owns an additional 3.02% of our outstanding common stock. As a result, Third Capital Partners and Mr. Jarratt have the power to elect our directors and control or direct our business affairs including matters requiring shareholder approval. This concentration of ownership could effectively delay, defer or prevent a change in control or other significant corporate transactions that might give you the opportunity to realize a premium over our then prevailing stock price. In addition, various conflicts of interest may arise in the future as a result of our relationship with Third Capital Partners, LLC and Third Capital, LLC, for which company Mr. Jarratt serves as the Chief Manager and Chief Executive Officer. Third Capital, LLC, furnishes certain professional and advisory services to us, including the services of Mr. Jarratt. Third Capital is paid a monthly fee for such services, and reimbursed for direct expenses incurred by it and its employees when engaged in providing services to us and our subsidiaries, such as travel costs and costs of room and board when working in our offices away from the cities in which they reside, under an oral agreement which is cancelable on thirty days notice. Serving us as an officer and director as well as Third Capital Partners and Third Capital, LLC could result in Mr. Jarratt being placed in a conflict of interest should he have to make decisions which have materially different implications for us and for either of those companies.

SECURITIES LITIGATION COULD ADVERSELY AFFECT OUR BUSINESS.

     The securities brokerage business involves substantial risks of liability and corresponding litigation including class action and other suits that generally seek substantial damages including punitive damages. Like other securities brokerage firms, from time to time we are named as a defendant in civil lawsuits and arbitrations. Any significant monetary judgments against us in the course of litigation could have a material adverse effect on our business, financial condition and operating results. With the exception of one large loss in 2002, which materially impacted our earnings for that year, all other litigation costs, both for litigation expenses and awards, over the past three years have been accounted for in normal operating expenses, and have not materially impacted our earnings.

                               THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to the shareholders of JB Oxford Holdings, Inc. ("JBOH") in connection with the solicitation of proxies by the board of directors of JBOH for use at the special meeting of the shareholders of JBOH to be held on October 7, 2004, and at any adjournments or postponements thereof. The purpose of the special meeting is to consider and vote upon the asset purchase agreement among JBOH, JB Oxford & Company ("JBOC"), a subsidiary of JBOH, and Ameritrade, Inc. ("Ameritrade"), dated June 4, 2004, pursuant to which JBOC will sell substantially all of its customer accounts to Ameritrade.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED TO APPROVE THE TRANSACTION

     The board of directors of JBOH has fixed the close of business on September 13, 2004, as the date for the determination of shareholders entitled to vote at the special meeting. There were 324 record holders of JBOH common stock and 3,871,223 shares of JBOH common stock outstanding, each entitled to one vote per share, as of the record date.

     The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of JBOH common stock on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. In the absence of a quorum, the special meeting may be postponed from time to time until JBOH shareholders holding the requisite number of shares of JBOH common stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of JBOH common stock, present in person or represented by proxy at the special meeting, is required to approve the transaction. Broker non-votes will not be counted towards a quorum at the special meeting, and will count as votes against the transaction. Abstentions will be counted towards a quorum at the special meeting, and also will count as votes cast against the transaction. If you return the attached proxy card with no voting decision indicated, the proxy will be voted FOR the approval of the transaction. Each holder of record of shares of JBOH common stock is entitled to cast, for each share registered in his or her name, one vote on the transaction as well as on each other matter presented to a vote of shareholders at the special meeting.

     Third Capital Partners, LLC, which owned 52.68% of the outstanding shares of JBOH's common stock on the record date, has agreed with Ameritrade to vote all of such shares in favor of the transaction and has delivered an irrevocable proxy to Ameritrade allowing it to vote such shares in favor of the transaction. When such shares are voted in favor of the transaction as required by such agreement, the transaction will be approved without the necessity for any other votes to be cast in favor of the transaction.

     If the transaction is approved at the special meeting, it is expected that a closing of the transaction will occur promptly after the other conditions to the transaction are satisfied. See "Terms of the Asset Purchase Agreement -- Conditions to Closing the Transaction."

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     This solicitation of proxies is being made by the board of directors of JBOH, which will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by directors, officers and employees of JBOH, who will not receive any additional compensation for such solicitation activities. JBOH also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

     Shares of JBOH common stock represented by a proxy properly signed and received at or prior to the special meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of JBOH common stock represented by the proxy will be voted "FOR" the proposal to approve the asset purchase agreement and the transaction and in accordance with the determination of the majority of the board of directors of JBOH as to any other matter which may properly come before the special meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the corporate secretary of JBOH, prior to or at the special meeting, a written notice revoking the proxy; (ii) delivering to the corporate secretary of JBOH, at or prior to the special meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of a proxy should be addressed to:

                            JB Oxford Holdings, Inc.
                         Attention: Corporate Secretary
                      9665 Wilshire Boulevard, Third Floor
                         Beverly Hills, California 90212
                            Facsimile: (310) 385-2236

     The board of directors of JBOH is not aware of any business to be acted upon at the special meeting other than consideration of the transaction described herein. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment.

   PROPOSAL ONE - APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE TRANSACTION

GENERAL

     At the special meeting, JBOH's shareholders will consider and vote upon a proposal to approve the asset purchase agreement, dated June 4, 2004 (a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference) between JBOH, JBOC and Ameritrade, which provides for the sale of certain assets of JBOC to Ameritrade, for up to $26 million in cash, subject to certain adjustments and an escrow. The terms of the asset purchase agreement are more fully described below under "Terms of the Asset Purchase Agreement." Because the proposed transaction may constitute a sale of substantially all of the assets of JBOH under Utah law, shareholder approval of the proposed transaction is being sought.

     THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE ASSET PURCHASE AGREEMENT AND THE TRANSACTION.

BACKGROUND OF THE TRANSACTION

     On an ongoing basis, senior management of JBOH has periodically reviewed the outlook for the discount brokerage industry as well as JBOH's financial condition and growth prospects.

     During such an assessment during the first half of 2003, it was determined that the bear market in stocks, war on terrorism, and other factors were continuing to depress revenues, profitability and growth prospects for JBOH. At such time, our senior management made contact with companies which they believed might have a potential interest in a merger or significant asset sale transaction with JBOH, including Ameritrade. Ameritrade expressed an interest in purchasing only the customer accounts of JBOC, not the stock of JBOH. The parties continued discussions for a period of time, but were unable to agree upon a price or structure. These discussions with Ameritrade and other companies ended in the spring and early summer of 2003, as the stock market began to recover.

     In the fall of 2003, NCC received notice that it was being investigated by the SEC and NYAG in connection with the mutual fund trading practices of certain of its clients. While revenues related to mutual funds represent less than 5% of NCC's total revenues, these investigations have proven to be a significant drain on NCC and JBOH in terms of management time and financial resources at a time when the discount brokerage industry and their competitors were experiencing significant recovery and growth. Senior management was also concerned that these investigations could adversely affect the growth prospects of JBOH by damaging the brand image of JBOH in the minds of current and potential clients.

     During the first quarter of 2004, the Company's financial condition continued to deteriorate and operations were significantly negatively impacted by the continuing governmental investigations. When JBOH's auditors issued their opinion on its 2003 financial statements, they included a "going concern" qualification in their opinion. Based upon these facts, the belief of the board and management that future growth as an independent brokerage firm would require significant investments of cash for operations and marketing, and the fact that JBOH had been unsuccessful in raising any significant new cash given its losses over the past two years, on April 16, 2004 senior management proposed to the board of directors that JBOH explore the sale of its assets, and the board approved the proposal.

     Senior management then made contact with three companies, including Ameritrade, relating to a potential sale of the assets of JBOC, and presented each of them with a limited amount of historical due diligence information. The companies were encouraged to respond if they were interested in negotiating a transaction by presenting a proposed term sheet to JBOH by April 30, 2004. Ameritrade presented a proposed term sheet relating to the purchase of the customer accounts of JBOC on May 3, 2004, but stated that it was only interested in entering into negotiations with JBOH on an exclusive basis.

     The board of JBOH met on May 3, 2004, and management presented a report on its efforts relating to an asset sale transaction.

     JBOH and Ameritrade entered into a letter agreement dated May 6, 2004, providing for a twenty-day period during which JBOH would negotiate exclusively with Ameritrade relating to a sale of the customer accounts of JBOC and Ameritrade would conduct due diligence relating to such transaction.

     During May, 2004, representatives of Ameritrade and JBOH negotiated the terms of the transaction and Ameritrade conducted due diligence, visiting JBOH's offices in Beverly Hills, California on May 17 and 18. Ameritrade delivered a draft asset purchase agreement to JBOH on May 17, 2004, and over the following three weeks the parties and their counsel negotiated the terms of the agreement and Ameritrade continued its due diligence investigation. On May 26, 2004, the letter agreement providing for JBOH to negotiate exclusively with Ameritrade was extended through June 2, 2004.

     On June 3, 2004, the board of directors of JBOH met to consider the latest draft of the asset purchase agreement and the proposed transaction. The financial terms and other aspects of the transaction were discussed by the board, and certain revisions that would be required to be made to the asset purchase agreement for it to be acceptable were agreed upon by the board. Capitalink, JBOH's financial advisor, made a presentation concerning the proposed transaction and delivered its preliminary opinion that the terms of the proposed transaction, as set forth in the latest draft of the asset purchase agreement and with the proposed changes discussed by the board, would be fair to JBOH shareholders from a financial point of view. Following a full discussion, the board unanimously approved the proposed asset purchase agreement, provided the specific changes discussed were made, and authorized officers of JBOH to negotiate the final changes and execute the asset purchase agreement upon its revision. Following the completion of negotiations between Ameritrade's representatives and the JBOH officers relating to the revisions, the definitive asset purchase agreement was executed on the evening of Friday, June 4, 2004, and the execution of the agreement and transaction were announced in a joint press release on Monday, June 7, 2004.

REASONS FOR THE TRANSACTION

     The board of directors of JBOH has unanimously approved and adopted the asset purchase agreement. The board of directors of JBOH believes that the transaction and the terms and provisions of the asset purchase agreement are fair to and in the best interests of JBOH's shareholders. Therefore, the board of directors unanimously recommends that you vote to approve the transaction.

     In reaching its decision to adopt and recommend approval of the asset purchase agreement and the transaction, the board of directors considered a number of factors, including the following:

     o Future growth as an independent brokerage firm would require significant investments of cash for operations and marketing. We have been unsuccessful in raising any significant new cash given our losses over the past two years, and the ongoing regulatory issues surrounding the mutual fund investigation by the SEC. While we have been successful in cutting costs dramatically over the past two years, we still have not achieved profitability and are not generating sufficient cash to allow any significant level of marketing to obtain new accounts.

     o Presently, there is no viable option to merge with or sell the company to another entity instead of selling assets. The current state of pending litigation against JBOH and its subsidiaries, together with the uncertainty surrounding the ongoing mutual fund investigation by the SEC, has discouraged either direct investment in JBOH or transaction activity with it. Given this, the potential business opportunities for the board to consider were limited.

     o Ameritrade has the online trading systems and experienced personnel to be able to successfully integrate the accounts of our retail customers. Most online trading systems cannot accept complex option orders such as ours, and most online brokerage firms have limited experience with complex options trading. Ameritrade's online systems can accept many types of complex options orders, and it has a special trade desk to work with customers that place such orders. This greatly increases the likelihood that most of the account holders will remain through the conversion, thereby maximizing the purchase price.

     o Ameritrade has completed a number of purchases of retail brokerage accounts and retail brokerage firms. In particular, Ameritrade recently completed the acquisition of Bidwell & Company, another brokerage firm that used the same back-office clearing system as does JBOH.

     o The strong likelihood that JBOH and Ameritrade will receive requisite regulatory approvals to consummate the transaction.

     o The opinion of Capitalink, L.C., that the terms of the transaction are fair to JBOH's shareholders from a financial point of view.

     o Although JBOH and JBOC would be obligated to pay a $1 million break-up fee under certain circumstances specified in the asset purchase agreement if the transaction is not consummated, the board has the right to consider and negotiate a superior, unsolicited offer from a third party if one was to be received.

     The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offer price, the board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

FAIRNESS OPINION OF CAPITALINK, L.C.

     The board of directors of JBOH engaged Capitalink to render an opinion as to whether, as of the date of its opinion, the purchase consideration to be paid by Ameritrade is fair, from a financial point of view, to the shareholders of JBOH.

     On June 3, 2004, Capitalink made a presentation to the board of directors of JBOH setting forth its financial analyses regarding the transaction and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase consideration was fair, from a financial point of view, to the shareholders of JBOH. Subsequently, Capitalink delivered its written opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK, DATED AS OF JUNE 3, 2004, IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. JBOH AND CAPITALINK URGE YOU TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     No limitations were imposed by JBOH on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink opinion was for the use and benefit of the board of directors in connection with its consideration of the transaction and was not intended to be and does not constitute a recommendation to any shareholder of JBOH as to how that shareholder should vote with respect to the transaction. Capitalink was not requested to opine as to, and its opinion does not address, JBOH's underlying business decision to proceed with or effect the transaction. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategy that might exist for JBOH. Capitalink was not engaged to seek alternatives to the transaction that might exist for JBOH.

     In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

     o reviewed the draft purchase agreement dated June 2, 2004, between JBOH, Ameritrade, and their respective affiliates;

     o reviewed publicly available financial information and other data with respect to JBOH, including the Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2003, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, the Current Report on Form 8-K, dated April 12, 2004, and the Definitive Proxy Statement on Schedule 14A, dated August 15, 2003;

     o considered JBOH's historical financial results and present financial condition;

     o reviewed certain publicly available information concerning the trading of, and the market for, JBOH's common stock, the comparable companies, and a general market index;

     o reviewed and analyzed certain financial characteristics of target companies or assets in transactions where such target company or assets were deemed to have characteristics comparable to those of JBOH;

     o reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of JBOH;

     o reviewed and analyzed the transaction's pro forma financial impact on JBOH's net book value;

     o reviewed and discussed with representatives of the management of JBOH certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of JBOH;

     o inquired about and discussed the transaction and other matters related thereto with JBOH management and its board of directors; and

     o    performed  such  other  analyses  and   examinations  as  were  deemed
          appropriate by it.

     In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. Capitalink did not make a physical inspection of JBOH's properties and facilities and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of JBOH. Capitalink assumed that the transaction would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with management, it was assumed that the transaction would be a taxable event to JBOH.

     Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 3, 2004. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

     The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty.

     Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the purchase consideration to JBOH's shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

     THE FINANCIAL REVIEWS AND ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CAPITALINK'S FINANCIAL REVIEW AND ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT PRESENTED. THE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF THE FINANCIAL REVIEW AND ANALYSES AND CONSIDERING THE TABLES ALONE COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CAPITALINK'S FINANCIAL REVIEW AND ANALYSES.

     Further, the summary of Capitalink's analyses described below is not a complete description of the analyses underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factors that it considered.

     PURCHASE CONSIDERATION REVIEW. Capitalink reviewed the purchase price structure, which is based on the percentage of JBOC's accounts delivered at closing in each of three groups of specified accounts, namely, Group A, Group B and Group C accounts, in each case as defined in the asset purchase agreement.

The specified account groupings are based upon the account net equity and trading activity, and includes all accounts with positive equity in which there has been at least one trade in the past 18 months. JBOC had 18,048 accounts that met these criteria at the end of April 2004. JBOC also had approximately 30,000 other accounts that did not meet these criteria. If the transaction with Ameritrade is consummated, substantially all of the accounts of JBOC will be transferred to Ameritrade, but the purchase price will be reduced only if less than 93% of the accounts in any of the three groups of specified accounts existing at the time of the execution of the asset purchase agreement are transferred to Ameritrade. See "Terms of the Asset Purchase Agreement - Assets to be Sold" and "- Purchase Price".

     Based upon a total of 18,048 specified accounts in which there was positive equity and in which there had been at least one trade in the past 18 months, approximately 30,000 other accounts that did not meet these criteria, and a $26.0 million purchase price, Capitalink determined the purchase consideration, subject to adjustment, per specified account to be $1,441 and per account to be approximately $540. Further, Capitalink undertook a purchase consideration adjustment sensitivity review based on a potential range of accounts acquired at closing.

     In preparing its analyses and in connection with the rendering of its opinion, Capitalink assumed that the total number of specified customer accounts that would affect the calculation of the purchase price would be 18,048, which was the number of specified accounts at the end of April 2004. When the asset purchase agreement was signed on June 4, 2004, subsequent to the date of Capitalink's opinion, the number of such specified accounts was updated to the number outstanding on May 27, 2004, which was 18,318. Capitalink has determined that such increase in the number of accounts did not have a material effect on its analyses or any effect on its opinion.

     FINANCIAL PERFORMANCE ANALYSIS. Capitalink undertook analyses of the historical and financial data of JBOH in order to understand and interpret its operating and financial performance and strength.

     Capitalink reviewed historical financial data from JBOH's public filings for the five years ended December 31, 2003, and the last twelve months period ended March 31, 2004. JBOH's revenue and earnings were adjusted to remove any unusual or extraordinary sources of revenue and expenses. Capitalink noted the following:

     JBOH's revenue fell significantly over the reviewed period, from a high of $89.6 million in 1999 to $18.7 million in 2003. The fall in revenue was due to several factors including the general downturn in the economy, the events of September 11th, and the reduction in JBOH's retail transactions.

     JBOH's adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") was extremely volatile over the reviewed period and ranged from a high of $18.6 million in 1999 to a low of $(7.9 million) in 2002. During 2003, JBOH reduced costs and limited EBITDA losses to approximately $2.2 million for the year.

     As of December 31, 2003, JBOH had approximately $8.8 million in interest bearing debt, of which $5.4 million were convertible debentures owed to Third Capital Partners and are due December 31, 2007. JBOH has notes payable of $2.9 million owed to Oeri Finance, Inc., or its assigns. However, JBOH believes it has valid offsets in excess of the total amount due on the notes payable.

     MARKET PERFORMANCE ANALYSIS. Capitalink utilized a historical stock price analysis to review and compare JBOH's stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of JBOH's common stock in the public trading markets.

     Capitalink reviewed the daily closing market price and trading volume of JBOH's common stock for the one year period ended May 28, 2004. Capitalink compared the daily closing market price performance of the common stock for the both of these periods to both the comparable companies (noted below) and the Russell 3000 index. Capitalink also calculated total trading volumes at various closing price ranges. Capitalink calculated total trading volumes at various closing price ranges of JBOH's common stock. In addition, the number of trading days, and the respective percentages, at certain trading volumes, was set forth.

     Capitalink noted that during the last twelve months ended May 28, 2004, JBOH's common stock:

     o experienced limited liquidity with the average and median daily number of shares traded was 7,735 and 5,100 respectively;

     o average share price was $3.73 and ranged from a high of $6.10 to a low of $1.91 over the period. The common stock closed at $2.27 on May 28, 2004;

     o fell 31.8%, while the comparable companies index rose 25.3% and the Russell 3000 index rose 19.4%.

     SELECTED COMPARABLE TRANSACTION ANALYSIS. Capitalink utilized the selected comparable transaction analysis, a market valuation approach, for the purposes of compiling precedent or comparable transaction statistics and developing valuation metrics based on the pricing in such transactions.

     Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

     Capitalink located 22 transactions announced since January 2001 involving target companies or assets in industries related to that of JBOH for which detailed financial information was available. Targets were involved in the securities brokerage industry and classified under the SIC 6211 (Security Brokers, Dealers, and Floatation Companies).

      ACQUIROR                         ACQUIREE
      --------                         --------
      First Albany Co.                 Descap Securities, Inc
      Ameritrade Holding Corp          Bidwell & Company
      Ameritrade Holding Corp          Brokerage America, LLC
      Ameritrade Holding Corp          Mydiscountbroker.com
      Summit Brokerage                 Wachovia Securities Financial Network
      JB Oxford Holdings               Mr. Stock, Inc.
      Harrisdirect                     Online client accounts of Morgan Stanley
      BankAtlantic Bankcorp            GMS Group (Gruntal & Co.)
      Ameritrade Holding Corp          Datek Online Holdings Corp
      Management buyout                Commercial Bank of New York
      Investment Tech Group            Hoenig Group, Inc.
      JB Oxford Holdings               Sun Logic
      JB Oxford Holdings               Wall Street Equities
      JB Oxford Holdings               Stockwalk.com, Inc.
      Toronto - Dominion Bank          TD Waterhouse Grp
      Bank of Montreal                 CSFB Direct, Inc.
      A.B. Watley Group, Inc.          On Site Trading, Inc.
      E*-Trade Group                   Dempsey & Company, LLC
      Royal Bank of Canada             Tucker Anthony Sutro Group
      Ameritrade Holding Corp          National Discount Brokers Corp
      E*-Trade Group                   Web Street, Inc.
      Credit Suisse Group              CSFBdirect, Inc.

     Capitalink noted that of the 22 comparable transactions, 14 were asset purchases and eight were stock purchases. Consideration forms utilized in the comparable transactions were: 13 all cash; five all stock, and four combinations of stock and cash.

     Capitalink divided the comparable transactions into two groups:

     o    total price paid of less than $200 million, and

     o    all transactions.

                                                TOTAL PRICE PAID < $200M

                                       LOW     -   HIGH      MEAN   TRANSACTION

TOTAL PRICE PAID MULTIPLE

   Net Common Equity                    0.3x   -    7.8x      1.9x          n/a
ENTERPRISE VALUE MULTIPLE

   Last 12 Months' Revenue             0.21x   -   1.99x     0.94x         1.65x
   Last 12 Months' EBITDA               2.6x   -   15.4x      9.0x          n/a
   Total Assets                         0.1x   -    3.6x      1.0x          n/a
IMPLIED TRANSACTION VALUE

   Per Account                         $114    - $1,286      $489    $1,441/540

                                ALL TRANSACTIONS

                           LOW - HIGH MEAN TRANSACTION

TOTAL PRICE PAID MULTIPLE

   Net Common Equity                    0.3x   -    7.8x      2.1x          n/a
ENTERPRISE VALUE MULTIPLE

   Last 12 Months' Revenue             0.21x   -   2.55x     1.18x         1.65x
   Last 12 Months' EBITDA               2.6x   -   22.5x     10.5x          n/a
   Total Assets                         0.1x   -    3.6x      0.8x          n/a
IMPLIED TRANSACTION VALUE

   Per Account                         $114  -   $1,965      $763     $1,441/540

     Capitalink noted that based upon the 18,048 specified accounts and approximately 30,000 other accounts to be acquired and a $26.0 million purchase price, the purchase consideration, subject to adjustment, per specified account was $1,441 and per total accounts was approximately $540. Capitalink further noted that the purchase price per specified account was in the upper range of the comparable transactions and was above the mean of the transactions involving prices of less than $200 million.

     None of the comparable transactions are identical to the transaction. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

     SELECTED COMPARABLE COMPANY ANALYSIS. Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics and developing valuation metrics based on prices at which stocks of similar companies are trading in a public market.

     The selected comparable company analysis compares the trading multiples of JBOH with those of other publicly traded companies that are similar with respect to business model, operating sector, size and target customer base. Capitalink located nine companies that it deemed comparable to JBOH with respect to their industry sector and operating model. All of the comparable companies operate retail brokerage firms as their primary business, with the majority conducting trades through the Internet, and are classified under the SIC code 6211 (Security Brokers, Dealers, and Floatation Companies).

     The comparable companies utilized were: The Charles Schwab Corp; Ameritrade Holding Corp; E*-Trade Group; TradeStation Group; Siebert Financial Group; Ladenburg Thalmann Financial; Paulson Capital Corp; Empire Financial Holding Co; and A.B. Watley Group, Inc. Of the comparable companies, Charles Schwab and E*-Trade possessed significant operations that were not directly comparable to JBOH, including retail banking, investment banking and asset management operations. Despite this, Capitalink chose to include these companies due to their significant Internet trading operations. It was noted that JBOH is significantly smaller, in terms of enterprise value and revenue, than nearly all of the comparable companies.

     Capitalink reviewed certain financial information relating to JBOH in the context of the corresponding financial information, ratios and public market multiples for the comparable companies. As of May 28, 2004, the enterprise value for the comparable companies ranged from approximately $6.5 million to approximately $12.5 billion and revenue ranged from approximately $14.4 million to approximately $4.4 billion. In comparison, JBOH had an enterprise value and revenue for the one year period ended March 31, 2004 of approximately $7.3 million and $17.9 million, respectively. The implied enterprise value per account ranged from $207 to $1,666 for the comparable companies, with a mean value of $1,057. The enterprise value per specified account for JBOH was $399 as of May 8, 2004.

     Market values were used to calculate multiples of the last 12 months', current fiscal year and next fiscal year earnings per share, common equity, and net tangible common equity, while enterprise values were used to calculate multiples of the last 12 months', current fiscal year and next fiscal year revenue, last 12 months' earnings before interest and taxes ("EBIT"), last 12 months' earnings before interest, taxes, depreciation and amortization ("EBITDA"), and total assets. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses or income.

     Capitalink noted that JBOH has underperformed significantly when compared to the comparable companies. JBOH was not able to generate positive earnings over the last three years. In comparison, three of the nine comparable companies generated a negative EBITDA for the last 12 month period. JBOH also experienced declining revenue over the latest fiscal year. However, an analysis of the comparable companies and the brokerage industry reveals that the majority has seen improvements in performance during the last quarter. Further, JBOH is highly leveraged as compared to the comparable companies as illustrated by its high total debt to enterprise value ratio of approximately 123%.

                                         LOW       -    HIGH     MEAN    JBOH
MARKET VALUE MULTIPLE

   Last 12 Months' Earnings Per Share     2.2x     -    22.0x    15.0x    n/a
   Current Fiscal Year Earnings Per      13.0x     -    20.6x    17.5x    n/a
      Share

   Next Fiscal Year Earnings Per Share   11.6x     -    17.2x    14.5x    n/a
   Common Equity                          0.7x     -    15.3x     5.2x    0.4x
   Net Tangible Common Equity             0.7x     -    23.0x     8.1x    0.6x
ENTERPRISE VALUE MULTIPLE

   Last 12 Months' Revenue               0.33x     -    5.55x    2.30x   0.40x
   Current Fiscal Year Revenue           2.47x     -    5.06x    3.49x    n/a
   Next Fiscal Year Revenue              2.31x     -    4.50x    3.08x    n/a
   Last 12 Months' EBIT                   1.8x     -    20.5x    10.6x    n/a
   Last 12 Months' EBITDA                 1.8x     -    20.9x    10.7x    n/a
   Total Assets                          0.15x     -    6.20x    1.93x   0.03x

     An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

     PRO FORMA NET BOOK VALUE ANALYSIS. A pro forma net book value analysis examines the expected changes to a company's balance sheet before and after a transaction. Utilizing JBOH's balance sheet as of March 31, 2004, Capitalink made certain adjustments based on the purchase agreement and discussions with management to determine the impact of the transaction on JBOH's net book value per share. It should be noted that this analysis is at a specific point in time and does not take into account future operations.

The following assumptions were made:

     o Purchase consideration of $26.0 million, of which $14.0 million is paid at closing, $3.0 million is held in escrow for 18 months and $9.0 million is paid in 2005 (in the final asset purchase agreement, the parties agreed upon $3.5 million being held in escrow for 18 months);

     o    Ameritrade  to  acquire   certain  assets  and  obligations  of  JBOC,
          including certain restricted cash balances, receivables, and payables;

     o Estimated taxes payable on purchase consideration of approximately $4.6 million; and

     o Does not include any liquidation or other costs in connection with the transaction, or any proceeds, if any, from the sale of JBOH's other assets.

     On a primary basis, Capitalink calculated an increase in JBOH's net book value per share from $5.08 to $15.26. On a fully diluted basis, which assumes conversion of the Third Capital Partners convertible debenture and in the money options, Capitalink calculated an increase in JBOH's net book value per share from $3.81 to $8.66.

     Capitalink performed a variety of financial and comparative analyses for the purpose of rendering the Capitalink opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with JBOH's board of directors, it does not purport to be a complete description of the presentations by Capitalink or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the actual value of JBOH. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of JBOH. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink's analysis of the fairness of the purchase consideration, from a financial point of view, to JBOH's shareholders, and were provided to its board of directors in connection with the delivery of Capitalink's opinion.

     Capitalink received a fee of $90,000 from JBOH in connection with the preparation and issuance of its opinion, one-half of which was payable at the beginning of the engagement of Capitalink, and the other half of which became payable upon the delivery of its opinion to the board of directors. In addition, JBOH has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with transactions, acquisitions, corporate restructurings, private placements, and for other purposes. Capitalink does not beneficially own any interest in JBOH, and has not previously performed any services for JBOH. Capitalink was selected by the board of JBOH based upon its reputation and expertise and its ability to prepare and issue its opinion on a timely basis.

USE OF PROCEEDS

     As a result of the closing of the transaction, JBOC will be entitled to receive a purchase price of up to $26 million. On the closing date, JBOC will receive a maximum of $14 million, approximately $1.05 million of which will be used as follows:

     o up to $400,000 will be paid to Third Capital, LLC for its assistance with this transaction, as discussed on page 23; and

     o    the   expenses   related  to  this   transaction,   estimated   to  be
          approximately $650,000, will be paid.

     Ameritrade will deposit an additional $3.5 million of the purchase price into an escrow account, to be held for 18 months and used to pay any valid claims made by Ameritrade against JBOC for indemnification under the asset purchase agreement, as discussed under "Terms of the Asset Purchase Agreement - The Escrowed Funds" on page 26.

     This will leave approximately $12.95 million available from the initial payment to JBOC. This money, together with the money from the second payment due in January 2005 and all money left in the escrow account at the end of the escrow period, will be used to pay creditors of JBOC, for general business purposes during the winding up of the business of JBOC, and for the acquisition or start up of one or more new businesses, as further discussed below. While we are not currently aware of any significant claims of creditors of JBOC, either asserted or unasserted, no representation can be made as to whether any such claims may be made in the future, or the amount of any such claim that might be made. JB Oxford Holdings, Inc. and National Clearing Corp. each have significant pending litigation and potential claims pending against them, including a recently filed SEC complaint alleging violations of the federal securities laws by National Clearing Corp. The complaint alleges that National Clearing Corp. improperly processed mutual fund trade orders which, among other allegations, enabled certain hedge fund and mutual fund customers to engage in "late trading" and "market timing." See "We Could Be Harmed By Sec And USAO Actions Relating To Mutual Fund Trading" under "Risk Factors" on page 10 for a summary of the SEC complaint. The proceeds from the sale of the assets of JB Oxford & Company to Ameritrade may be needed to pay the amounts sought in the SEC's civil action against us. If the SEC or another creditor were to obtain a judgment against JB Oxford Holdings, Inc., it could attempt to levy on the stock of JB Oxford & Company to obtain access to the proceeds to satisfy its judgment. While it is currently our intent to retain the proceeds indefinitely in JB Oxford & Company, as the sole shareholder of JB Oxford & Company we will have the corporate authority to direct the officers and directors of JB Oxford & Company as to the use of the proceeds in the future. We do not anticipate that any distributions will be made to our shareholders in the near future, if at all. See "Terms of the Asset Purchase Agreement - Purchase Price" and "- Payment of the Purchase Price" on page 25 for a more complete discussion of how the purchase price is to be computed and paid.

     We do not anticipate any income tax liability on the receipt of an initial payment of $14 million. Thereafter, the amount of income tax owed will depend on the total purchase price ultimately received, and the amount of operating losses incurred during and after the third quarter of 2004. Assuming we receive the full purchase price of $26 million, without any offsets, and incur no operating losses during or after the third quarter of 2004, estimated income tax liability would be approximately $4 million.

     Our other operating subsidiary, National Clearing Corp., is a securities clearing corporation and a registered broker-dealer, offering clearing services to independent broker-dealers, referred to as correspondents. In addition, National Clearing Corp. acts as a market maker in stocks traded on the NASDAQ National Market System and other national exchanges. However, National Clearing Corp.'s largest correspondent is JBOC, and transactions on behalf of JBOC, represented approximately 87% of the revenues of National Clearing Corp. for the first half of 2004.

     On September 7, 2004, we sold to North American Clearing, Inc. our clearing rights for the correspondent accounts of National Clearing Corp. Under the terms of the sales agreement, we will receive an initial payment of approximately $100,000, and will receive 50% of the revenue related to the accounts over the next five years, up to a maximum total payment of $2.5 million. Once the Ameritrade transaction is consummated, our primary source of income will be earnings on the proceeds of the transactions.

     We have not yet made any determination about future business plans once the Ameritrade transaction is completed. We anticipate that it will take at least one year from the closing to wind up the brokerage operations of both subsidiaries, and the liabilities associated with each of them. During the next 12 to 18 months, management will evaluate available business opportunities. We anticipate that the proceeds from these transactions, together with earnings on such proceeds, will provide us with sufficient liquidity to maintain our offices and a minimal staff until such time as a new business venture is decided upon. You should review the "Risk Factors" section beginning on page 9 for a discussion of some of the risks related to our future operations.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of JBOH has determined that the approval of the asset purchase agreement and the transaction is in the best interest of the JBOH shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF JBOH VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT AND THE TRANSACTION.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain of our directors, executive officers and employees have interests in the transaction that are different from your interests. These differing interests include the following:

o Christopher L. Jarratt, who serves as our Chairman of the Board and Chief Executive Officer, is also the Chief Manager and Chief Executive Officer of Third Capital, LLC, which furnishes certain professional and advisory services to JBOH, including the services of Mr. Jarratt. Third Capital is paid a monthly fee for such services, and reimbursed for direct expenses incurred by it and its employees when engaged in providing services to JBOH and its subsidiaries, such as travel costs and costs of room and board when working in JBOH's offices away from the cities in which they reside, under an oral agreement which is cancelable on thirty days notice. On June 3, 2004, the monthly fee payable to Third Capital for such services was reduced from $76,500 to $42,500, effective July 1, 2004. It is anticipated that Third Capital will continue to provide such services after the closing of the transaction.

o Upon the closing of the transaction, Third Capital will be paid a fee of up to $400,000 for its assistance in negotiating the transaction with Ameritrade. Such fee will be reduced proportionately with any reduction in the maximum $26 million purchase price payable in the transaction by Ameritrade. Third Capital has informed JBOH that such fee will be used to compensate members and employees of Third Capital, not including Mr. Jarratt. Mr. Jarratt also is Chief Manager and Chief Executive Officer of Third Capital Partners, LLP, a company engaged in various investment and advisory activities, and JBOH's largest shareholder.

o Third Capital Partners, LLC converted two convertible promissory notes of JBOH with an outstanding principal balance of $5,418,696 into 2,029,474 shares of JBOH common stock on September 13, 2004. As Chief Manager and Chief Executive Officer of Third Capital, LLC, Christopher L. Jarratt is the beneficial owner of all of such shares. Mr. Jarratt also beneficially owns an additional 123,250 shares of our common stock.

o In contemplation of the transaction with Ameritrade, JBOH has agreed to enter into employment agreements with Barry S. Fischer, General Counsel and Secretary of JBOH, who also serves as President of JBOC, and Michael J. Chiodo, Chief Financial Officer and Treasurer of JBOH, which provide that each of such persons shall be employed by JBOH for a period of one year, unless terminated with cause, at an annual salary of $250,000 for Mr. Fischer and $150,000 for Mr. Chiodo, with the same benefits as were being provided to them at the time of the execution of the agreement. In the event that such person's employment is terminated during such one-year period without cause, such person will be entitled to all salary and benefits due during the remainder of the period. After such one-year period, if such person is terminated without cause, he will be entitled to a severance payment equal to his prior year's salary, bonus and amounts paid for benefits. If such employee continues in the employ of JBOH for at least one year after the termination of the initial one-year period, he will be entitled to a severance payment equal to his prior year's salary, bonus and amounts paid for benefits when he leaves employment with JBOH, whether voluntarily or at the option of JBOH.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     We expect that JBOH and JBOC, which file a consolidated tax return, will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. We do not anticipate any income tax liability on the receipt of an initial payment of $14 million. Thereafter, the amount of income tax owed will depend on the total purchase price ultimately received, and the amount of operating losses incurred during and after the third quarter of 2004. Assuming JBOC receives the full purchase price of $26 million, without any offsets, and we incur no operating losses during or after the third quarter of 2004, estimated income tax liability would be approximately $4 million.

     We do not expect that our shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction, other than shareholders who choose to exercise dissenters' rights as provided under Utah law to the extent that they receive cash for their common stock. Such shareholders will recognize gain or loss for U.S. federal income tax purposes with respect to the entire cash payment received by them. We expect that such shareholders will be entitled to capital gain treatment for federal income tax purposes with respect to such cash payment, provided that they hold their stock as a capital asset on the date of the transaction. The procedures for exercising dissenters' rights are discussed below. Such shareholders may also recognize gain or loss for state and local income tax purposes with respect to the entire cash payment received by them. The overall tax treatment applicable to you will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences to you of exercising dissenters' rights.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THE SHAREHOLDERS OF JBOH AND TO JBOH AND JBOC AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTION. THE DISCUSSION DOES NOT ADDRESS THE TAX
CONSEQUENCES  ARISING  UNDER  THE  LAWS  OF  ANY  STATE,   LOCALITY  OR  FOREIGN
JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. JBOH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO THEM.

ACCOUNTING TREATMENT

     The transaction will be accounted for by JBOH as a sale of assets.

REGULATORY APPROVALS

     Prior to closing the transaction, the approval of the NASD, Inc. ("NASD") must be obtained for the transfer of the customer accounts of JBOC to Ameritrade. Application for such approval was submitted to the NASD on June 10, 2004, and it is anticipated that such approval will be received on or before October 8, 2004.

RIGHTS OF DISSENTING SHAREHOLDERS

     The transaction contemplated by the asset purchase agreement requires a shareholder vote. Under sections 16-10a-1301 to 16-10a-1331 of the Utah Revised Business Corporation Act, our shareholders are entitled to dissent from the proposed transaction and obtain payment of the fair value of their shares in the event the proposed transaction is approved. Fair value of the shares means the value of the shares immediately before the closing of the transaction, excluding any appreciation or depreciation in anticipation of the transaction. The transaction is expected to be consummated in the fourth quarter of 2004. The high and low sales prices of our common stock on June 4, 2004, the day the asset purchase agreement was executed and the last trading day prior to the publication of the press release announcing the proposed transaction were $2.56 and $2.19 per share. The fair value of our common stock immediately prior to the closing of the proposed transaction may be higher or lower than these prices, and may not reflect the fair value of the common stock. Our board of directors will determine the fair value of our common stock as of such date by considering all relevant factors.

     A shareholder who wishes to assert dissenters' rights must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed transaction at the special meeting, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed transaction is closed and (ii) not vote for the proposed transaction. A vote against the transaction will not satisfy this notice requirement. A failure to vote on the transaction will not constitute a waiver of the shareholder's right to exercise dissenters' rights. A notice of your intent to demand payment for your shares if the proposed transaction is closed should be sent postage prepaid and addressed to JB Oxford Holdings, Inc., Attention: Corporate Secretary, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. Such notice should be sent by a method that will assure its delivery to JBOH prior to the date of the special meeting. It is recommended that such notices be sent by registered mail or overnight courier so that you will have a record of the date of delivery to JBOH.

     If the transaction is approved by the shareholders at the special meeting, within ten (10) days thereafter written notice will be sent to all shareholders who properly delivered to JBOH a notice of their intent to demand payment for their shares, which notice from JBOH will state when and where written demand for payment for such shareholders' shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting shareholders' shares. THE RIGHTS OF A DISSENTING SHAREHOLDER TO DEMAND PAYMENT ARE LOST IF THE DISSENTER FAILS TO GIVE TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT, OR FAILS TO TIMELY MAKE WRITTEN DEMAND FOR PAYMENT AFTER RECEIVING OUR NOTICE.

     A Notice of Dissenters' Rights is annexed as Appendix C to this proxy statement. The foregoing information and the statements in the Notice of Dissenters' Rights are each qualified in their entirety by the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, a copy of which is annexed as Appendix D.

     Any dissenting shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE UTAH LAW RELATING TO DISSENTERS' RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE TRANSACTION ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

                      TERMS OF THE ASSET PURCHASE AGREEMENT

     The following sets forth a summary of the material provisions of the asset purchase agreement. The description does not purport to be complete and is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached hereto as Appendix A. All shareholders are urged to read the asset purchase agreement in its entirety.

GENERAL

     The asset purchase agreement provides that, subject to approval by the shareholders of JBOH, receipt of necessary regulatory approvals and satisfaction of certain other conditions described below at "Conditions to Closing the Transaction," JBOC will sell certain of its assets to Ameritrade.

ASSETS TO BE SOLD

     The assets to be sold by JBOC are all of its rights under all contracts and agreements with customers related to the customer accounts to be transferred, together with all information, documents, records, files and other proprietary information, in paper or electronic form, related to such transferred accounts, except where such sale, assignment, transfer and delivery is not permitted by applicable law. All of the customer accounts of JBOC will be transferred except:

     o those that have an unsecured debit balance as of 4:00 p.m., Central Time, on the closing date;

     o those that are margin accounts and that as of 4:00 p.m., Central Time, on the closing date are not in compliance with applicable laws relating to margin or with Ameritrade's margin requirements;

     o those that do not meet Ameritrade's standard account eligibility requirements; and

     o those (i) that are 90-day restricted, (ii) in which a day trading violation is known by JBOC to have occurred in the 12 months before closing, or (iii) that are known by JBOC to be the subject of any litigation, claim, allegation, investigation or other assertion or proceeding by or before any governmental authority including, without limitation, any investigation into late trading or market timing.

     JBOC will provide notice to all account holders whose accounts will not be transferred requiring them to transfer their accounts to another firm prior to the closing of the transaction with Ameritrade. JBOC will cease to allow trading in any account after the closing date. We will continue to pursue collection of unsecured debit balances owed by customers after the closing date, but will have no active accounts thereafter.

OBLIGATIONS TO BE ASSUMED BY AMERITRADE

     At the closing, Ameritrade will assume, and agrees to pay, perform, fulfill and discharge, from and after the closing date, all obligations that accrue and arise and are required to be performed after the closing date under the contracts relating to the transferred accounts, except where the consent of any third party is required for the assignment of such contract or agreement and such consent has not been obtained. Ameritrade will not assume or be liable for any debt, obligation, lease or other liability of, or claim, judgment or arbitration award against JBOH or JBOC or any of its or their affiliates, other than the obligations it has specifically agreed to assume.

PURCHASE PRICE

     In connection with the determination of the purchase price, the parties agreed to divide the customer accounts of JBOC into four groups: three groups of specified accounts, namely, Group A, Group B and Group C accounts, in each case as defined in the asset purchase agreement, and a fourth group consisting of all other accounts. The specified account groupings are based upon the account net equity and trading activity, and include all accounts with positive equity in which there has been at least one trade in the past 18 months. JBOC had 18,318 accounts that met these criteria on May 27, 2004, the measurement date set by the parties in the asset purchase agreement: 524 Group A accounts, 3,938 Group B accounts and 13,856 Group C accounts. JBOC also had approximately 30,000 other accounts that did not meet these criteria, which make up the fourth group of accounts. If the transaction with Ameritrade is consummated, substantially all of the accounts of JBOC will be transferred to Ameritrade, but the purchase price will be reduced if less than 93% of the accounts in any of the three groups of specified accounts existing on May 27, 2004 are transferred to Ameritrade.

     Ameritrade has agreed to pay an aggregate of $26 million if at least 93% of all of the specified accounts of JBOC that were qualified for transfer on May 27, 2004 are available for transfer to Ameritrade on the third day prior to the closing of the transaction. Each of the three groups of accounts was assigned a specific portion of the $26 million purchase price, and if less than 93% of all of the accounts in a particular group that qualified for transfer on May 27, 2004 were available for transfer to Ameritrade on the third business day prior to the closing of the transaction, the portion of the purchase price assigned to that group is to be reduced proportionately. For example, if only 90% of a specific group's accounts are available for transfer, the portion of the purchase price assigned to that group would be reduced by 3%. If no accounts of a specific group were available for transfer, the purchase price would be reduced by 93%, and JBOC would be entitled to 7% of the purchase price assigned to that group. As of August 31, 2004, the last date for which information is available, at least 93% of the accounts in each of groups B and C of remained available for transfer to Ameritrade, and 92% of the accounts in group A remained available for transfer to Ameritrade. Accordingly, as of that date, there would have been a reduction in the purchase price of approximately $100,000.

PAYMENT OF THE PURCHASE PRICE

     The parties have agreed that Ameritrade will pay the purchase price in two installments. The transaction was structured as an installment sale to take advantage of installment sale rules under the Internal Revenue Code to defer income tax liability. On the closing date, and subject to the terms and conditions of the asset purchase agreement, Ameritrade will:

     o pay to JBOC an amount equal to the purchase price less $3.5 million, up to a maximum of $14 million, and

     o deposit $3.5 million into an escrow account to be maintained for 18 months after the closing by an independent bank agreeable to the parties.

     On January 14, 2005 (or the closing date, if later), Ameritrade will pay to JBOC an amount equal to the purchase price less the $14 million delivered at the closing and the $3.5 million deposited into the escrow account, if any. To secure the payment of the second installment of the purchase price, Ameritrade will deliver to JBOC at the closing an irrevocable letter of credit from a bank acceptable to JBOC in an amount equal to the balance of the purchase price. JBOC will be entitled to collect the balance of the purchase price, if any, from the bank if the closing occurs prior to January 14, 2005 but Ameritrade fails to pay such balance on or before January 24, 2005.

THE ESCROWED FUNDS

     The $3.5 million deposited into the escrow account will be available to satisfy valid claims for indemnification by Ameritrade during the 18-month term of the escrow arrangement in the event that it suffers any loss as a result of:

     o any inaccuracy in any of the representations or warranties of JBOH or JBOC set forth in the asset purchase agreement,

     o the failure of either JBOH or JBOC to comply with any of the covenants set forth in the asset purchase agreement,

     o the use or ownership of any of the transferred assets or the ownership or operation of JBOC's business on or prior to the closing of the transaction to the extent such loss arises in connection with and relates to periods on or prior to the closing of the transaction, or

     o any debt, obligation, lease or other liability of, or claim, judgment or arbitration award against, JBOH, JBOC or any of their respective affiliates other than for the obligations assumed by Ameritrade.

See "Indemnification" below.

REPRESENTATIONS AND WARRANTIES

     The  asset  purchase   agreement  contains  various   representations   and
warranties of JBOH and JBOC including among others, representations and warranties related to:

     o    due incorporation and qualification,  o   due authorization,
     o    consents,                             o   financial information,
     o    title to the assets,                  o   contracts,
     o    defaults or violations,               o   litigation,
     o    customer complaints,                  o   contingent   liabilities
                                                    and   unasserted claims,
     o    brokers,                              o   accuracy of information,
     o    broker-dealer registration,           o   SIPC membership,
     o    taxes, and                            o   the accounts to be acquired
                                                    by Ameritrade

     The  asset  purchase   agreement  contains  various   representations   and
warranties of Ameritrade including among others, representations and warranties related to:

     o    due incorporation,                    o    corporate authority,
     o    consents, and                         o    brokers.

Generally, the representations and warranties of the parties will survive until the second anniversary of the closing date. However, the representations and warranties relating to due incorporation and qualification of JBOH and JBOC, due authorization of the transaction by JBOH and JBOC and JBOC's title to the transferred assets will survive indefinitely.

COMMITMENT WITH RESPECT TO OTHER OFFERS

     JBOH and JBOC have agreed that they:

     o will not (and will not permit their officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by any of them to) solicit, initiate or encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including any proposal or offer to its shareholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving JBOH, JBOC, the business of JBOC or the assets to be transferred, or any acquisition of 10% or more of the capital stock of the JBOH or JBOC, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being referred to as an "Acquisition Proposal") or participate or engage in any discussions or negotiations concerning an Acquisition Proposal; and

     o will immediately cease and cause to be terminated any negotiations with any third parties with respect to any Acquisition Proposal that existed at the time the asset purchase agreement was entered into.

     However, subject to:

     o the obligation of JBOH to call and hold a shareholder meeting for the purpose of voting on the transaction or obtaining such approval by written consents,

     o the obligation of JBOH, through its board of directors, to recommend approval of the transaction to the shareholders of JBOH and not to withdraw, modify or change such recommendation except if the board determines after consultation with its outside counsel that the failure to do so would be inconsistent with the directors' fiduciary duties, and

     o the agreement of the parties that in the event that shareholders of JBOH fail to approve the transaction at a meeting (or any adjournment or postponement thereof) at which such shareholders considered and voted on the transaction or by written consent, the parties shall negotiate in good faith for at least 20 days to attempt to revise the terms of the asset purchase agreement to allow the acquisition of the business of JBOC on mutually acceptable alternative terms, nothing contained in the asset purchase agreement will prevent JBOH or its board of directors from:

     o complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to an Acquisition Proposal, or

     o prior to the date approval of the transaction by JBOH's shareholders is obtained, providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement entered into between Ameritrade and JBOH) to or engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide Acquisition Proposal if:

     o in the good faith judgment of JBOH's board of directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to result in a transaction more favorable to JBOH's shareholders from a financial point of view than the transaction, and

     o JBOH's board of directors, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

     JBOH has  agreed  to  promptly  (but in any event  within 24 hours)  notify
Ameritrade of any such requests for information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal, and shall keep Ameritrade informed on a timely basis (but in any event within 24 hours) of any material changes with respect thereto.

     Prior to taking any action with respect to complying with Rule 14e-2 with regard to an Acquisition Proposal or providing information to or engaging in any negotiations or discussions with any person who has made an unsolicited bona fide Acquisition Proposal, if JBOH or JBOC intends to participate in any such discussions or negotiations or provide any such information to any such third party, JBOH has agreed to give prompt prior notice to Ameritrade of such action.

     Nothing in the foregoing provisions of the asset purchase agreement permits JBOH or JBOC to enter into any agreement with respect to an Acquisition Proposal during the term of the asset purchase agreement, it being agreed that, during the term of the asset purchase agreement, neither JBOH nor JBOC shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement with Ameritrade.

BREAK-UP FEE

     If the asset purchase agreement is terminated:

     o by JBOC because the closing has not taken place on or before November 30, 2004 or JBOH does not obtain shareholder approval of the transaction at the special meeting, or

     o    by Ameritrade if:

          o JBOH does not obtain shareholder approval of the transaction at the special meeting, or,

          o prior to obtaining the approval of the transactions by JBOH's shareholders, JBOH's board of directors has withdrawn, modified, withheld or changed, in a manner adverse to Ameritrade, the board's approval or recommendation of the asset purchase agreement or the transaction, or recommended an Alternative Proposal, or resolved to do any of the foregoing, or

          o there shall have been a material breach of any covenant, or a material breach or inaccuracy of any representation or warranty, of JBOC, and such breach or inaccuracy shall not have been remedied within 20 business days after receipt by JBOC of a notice in writing from Ameritrade specifying the nature of the breach and requesting such breach be remedied, then JBOH and JBOC will be obligated to immediately pay Ameritrade $1,000,000. Such payment is intended to provide some compensation to Ameritrade for its direct and indirect costs and expenses associated with pursuing but not completing the transaction. The fee may also have the effect of increasing the likelihood that the transaction will be consummated by making it more difficult and expensive for any third party to acquire control of JBOH while Ameritrade is seeking to consummate the transaction.

CONDUCT OF BUSINESS PENDING THE TRANSACTION

     Until the closing date, JBOC and JBOH have agreed, among other things:

     o to operate the business of JBOC only in the usual, regular and ordinary course and manner,

     o to use commercially reasonable efforts to preserve intact the present business organization of such business and preserve its present goodwill and advantageous relationships,

     o not to sell, or agree to sell, any of the assets to be transferred to Ameritrade,

     o not to do any act or omit to do any act, or permit any act or omission to act, that will cause a breach of any of the customer contracts to be transferred to Ameritrade,

     o not to modify, amend or otherwise alter or change any of the material terms or provisions of any of the customer contracts to be transferred to Ameritrade or the obligations to be assumed by Ameritrade, and

     o    to comply with all applicable laws.

     JBOH also has agreed not to sell, or agree to sell, prior to the closing, the capital stock of JBOC.

OPERATIONS AFTER THE TRANSACTION

     JBOH and JBOC have agreed that for a period of three years after the closing date, none of JBOC, JBOH or any of their affiliates (other than directors who are not and have not been officers or employees of JBOC, JBOH or any of their respective subsidiaries) will engage in the online retail brokerage business in the United States or elsewhere; provided that this provision will not prevent JBOH from holding as a passive investment an equity interest in an entity engaged in the online retail brokerage business if such interest represents less than twenty-five percent (25%) of each of the outstanding equity and voting power in such entity and no individual who has been a director, member or officer of JBOC, JBOH or any of their respective subsidiaries at any time since January 1, 2002 serves as a director, member, officer or employee of such entity.

     JBOH and JBOC also have agreed that for a period of three years after the closing date, none of JBOC, JBOH or any of their affiliates (other than directors who are not and have not been officers or employees of JBOC, JBOH or any of their respective subsidiaries) will, directly or indirectly:

     o solicit a significant portion of the customers (whether past, present or future) of the business of JBOC, or

     o solicit any customer (whether past, present or future) of Ameritrade or its affiliates or the business of JBOC with respect to the retail brokerage business.

INDEMNIFICATION

     JBOH and JBOC have agreed to indemnify Ameritrade, its affiliates and each of their directors, officers, employees, agents and representatives against, and hold them harmless from, any and all losses incurred or suffered by any of them arising out of any of the following:

     o any breach of or any inaccuracy in (whether actual or alleged by a third party) any representation or warranty made by JBOC or JBOH in or pursuant to the asset purchase agreement; provided, that a notice of a claim of loss is given to JBOC, in the case of any representation or warranty other than those relating to due incorporation and qualification of JBOH and JBOC, due authorization of the transaction by JBOH and JBOC and JBOC's title to the transferred assets, not later than the close of business on the second anniversary after the closing date;

     o any breach of, or failure by JBOC or JBOH to perform (whether actual or alleged by a third party), any covenant or obligation of JBOC or JBOH contained in the asset purchase agreement;

     o the use or ownership of any of the transferred assets or the ownership or operation of JBOC's business on or prior to the closing date to the extent such losses arise in connection with and relate to periods on or prior to the closing date;

     o any debt, obligation, lease or other liability of, or claim, judgment or arbitration award against, JBOH, JBOC or any of their respective affiliates other than for the obligations assumed by Ameritrade;

     o any litigation or claims against, any investigations pending or threatened against, any customer complaints received by, and any and any contingent liabilities of, JBOC, JBOH or any of their affiliates; and

     o any contract or agreement between or among JBOC, JBOH or any of their affiliates and any third party.

     Ameritrade has agreed to indemnify JBOC and JBOH, their affiliates and each of their directors, officers, employees, agents or representatives against, and hold them harmless from, any and all losses incurred or suffered by them arising out of any of the following:

     o any breach of or any inaccuracy in (whether actual or alleged by a third party) any representation or warranty made by Ameritrade in the asset purchase agreement; provided, that notice of a claim for loss is given to Ameritrade not later than the close of business on the second anniversary of the closing date;

     o any breach of or failure by Ameritrade to perform (whether actual or alleged by a third party) any covenant or obligation of Ameritrade contained in the asset purchase agreement;

     o the use or ownership of any of the transferred assets to the extent such loss arises solely in connection with and relates solely to periods after the closing date; and

     o    the obligations assumed by Ameritrade.

OTHER COVENANTS

     JBOC, JBOH and Ameritrade have each agreed:

     o to use all commercially reasonable efforts to fulfill its obligations under the terms of the asset purchase agreement and otherwise to facilitate the consummation of the transaction;

     o to make all filings, applications, statements and reports to all governmental authorities that are required to be made prior to the closing pursuant to any applicable law in connection with the asset purchase agreement and the transaction;

     o to use all commercially reasonable efforts to obtain all necessary consents and approvals to perform its obligations under the asset purchase agreement and to consummate the transaction;

     o prior to the closing date, to use all commercially reasonable efforts to negotiate in good faith and enter into a conversion agreement containing provisions set forth in the asset purchase agreement and providing for the conversion of the transferred accounts to Ameritrade's systems;

     o    prior to the closing date, to use all commercially  reasonable efforts
          to  prepare  the  accounts  to  be   transferred   for  conversion  to
          Ameritrade's systems; and

     o that in the event that shareholders of JBOH fail to approve the transaction at a meeting (or any adjournment or postponement thereof) at which such shareholders considered and voted on the transaction or by written consent, the parties shall negotiate in good faith for at least 20 days to attempt to revise the terms of the asset purchase agreement to allow the acquisition of the business of JBOC on mutually acceptable alternative terms.

     JBOC and JBOH have each agreed:

     o until the closing date, to give Ameritrade and its representatives access during normal business hours to all of their employees and all of the facilities, properties, books, contracts, commitments and records relating to the business of JBOC;

     o promptly inform Ameritrade of any material information or development relating to the transferred accounts and/or the business of JBOC;

     o to use all commercially reasonable efforts to obtain all required consents and approvals to assign and transfer to Ameritrade the assets to be transferred and the obligations to be assumed by Ameritrade, including delivery promptly after the date of the asset purchase agreement, in form and substance acceptable to Ameritrade, of "negative consent" letters to all of the customers whose accounts are to be transferred to Ameritrade. Ameritrade has agreed to promptly reimburse JBOC for all reasonable out-of-pocket expenses incurred by JBOC relating to the delivery of such "negative consent" letters to the extent such expenses exceed $30,000;

     o for three years after the closing, to maintain the confidentiality of all non-public or confidential information relating to JBOC's business and the transferred assets and not disclose to any person or use any such information for any purpose; subject to certain customary qualifications;

     o to establish and maintain for a period of three months after the closing date, at the expense of JBOH and JBOC, a link from the jboxford.com webpage to the Ameritrade.com website;

     o to retain in accordance with all applicable laws all information, documents, records, files and other proprietary information not transferred to Ameritrade, in each case as they relate to the transferred assets, and, at JBOC or JBOH's expense, make available to Ameritrade such information, documents, records, files and other proprietary information as Ameritrade requests in connection with any customer dispute or inquiry or otherwise; provided, that Ameritrade shall reimburse JBOC and/or JBOH for any reasonable out-of-pocket costs they incur as a result of any such request;

     o until the closing, to make appropriate arrangements and provide appropriate incentives to ensure that sufficient personnel and other resources are available to each of JBOC and JBOH to enable JBOC and JBOH to continue to operate the business of JBOC in the usual, regular and ordinary course and manner and otherwise perform their obligations as set forth in the asset purchase agreement;

     o as of the closing date, to designate to Ameritrade in writing an individual reasonably acceptable to Ameritrade to act as a primary contact for, and provide any information about any Acquired Account or the Business requested by, Ameritrade, and to cause the individual to promptly provide any such requested information and to otherwise use his or her best efforts to carry out the services for a period of not less than six months after the closing at no cost to Ameritrade; and

     o to cause the phone messaging system related to the transferred accounts to be maintained for a period of six months after the closing and to direct callers to call Ameritrade at a telephone number specified by Ameritrade during such period.

     JBOC also has agreed:

     o until the closing date, to provide monthly reports to Ameritrade concerning the accounts to be transferred; and

     o to provide to Ameritrade all information and assistance reasonably requested by Ameritrade to effect and facilitate communications with customers relating to the accounts to be transferred with respect to the conversion of the transferred accounts to Ameritrade's systems.

     JBOH also has agreed:

     o to prepare and file with the SEC either a proxy statement with respect to a meeting of its shareholders at which the shareholders will vote to approve or disapprove the transaction or an information statement with respect to the transactions and the approval of such transaction by Third Capital Partners, LLC, and to cause the proxy statement or information statement to be mailed to JBOH's shareholders as promptly as practicable;

     o to take all action necessary in accordance with applicable law and its charter and bylaws to either convene as promptly as practicable a meeting of its shareholders for purposes of obtaining the vote of its shareholders to approve the transaction or obtaining such shareholder approval by written consent of shareholders holding a sufficient number of JBOH's shares of common stock; and

     o through its board of directors, to recommend approval of the transaction to the shareholders of JBOH and not to withdraw, modify or change such recommendation; provided that JBOH's board of directors may, at any time prior to the time approval by JBOH's shareholders is obtained, withdraw, modify, or change any recommendation regarding the transaction, or recommend and declare advisable any other offer or proposal, if its board of directors determines in good faith after consultation with its outside counsel that the failure to so withdraw, modify, or change its recommendation would be inconsistent with its fiduciary obligations under applicable law, provided that JBOH will be required to comply with its obligation to call and hold a shareholder meeting for the purpose of voting on the transaction or obtaining such approval by written consents whether or not its board of directors withdraws, modifies, or changes its recommendation regarding the transaction or recommends any other offer or proposal.

CONDITIONS TO CLOSING THE TRANSACTION

     The obligations of Ameritrade to consummate the transaction at the closing are, at the option of Ameritrade, subject to satisfaction of the following conditions precedent on or before the closing date:

     o All of the representations and warranties of JBOC and JBOH shall be true and correct as of both the date of the asset purchase agreement and the closing date;

     o JBOC and JBOH shall have performed and complied with all of their respective covenants, obligations and agreements contained in the asset purchase agreement and required to be performed or complied with on or prior to the closing date;

     o JBOC and JBOH shall have delivered to Ameritrade consents and approvals in writing reasonably satisfactory to Ameritrade from any person or governmental authority whose consent and approval is required for the consummation of the transaction;

     o No action or proceeding by any governmental authority or any other person shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, and no court order shall have been entered which enjoins, restrains or prohibits, the consummation of the transaction;

     o Ameritrade shall have received from JBOC satisfactory and appropriate documents and agreements necessary to convey the assets to Ameritrade in accordance with the terms of the asset purchase agreement;

     o    JBOC and the escrow agent shall have  executed  the escrow  agreement;
          and

     o    Neither JBOC nor JBOH shall:

          o have filed any voluntary case with any bankruptcy court of competent jurisdiction or be the subject of any involuntary case pursuant to or within the meaning of Title 11 of the U.S. Code, as amended, or any other debtor relief law;

          o be the subject of any order of relief issued under such Title 11 of the U.S. Code, as amended, or any other debtor relief law;

          o file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors;

          o have sought or consented to or acquiesced in the appointment of any trustee or receiver as to all or substantially all of its assets or the assets to be transferred; or

          o be the subject of any order, judgment or decree petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors.

     The obligations of JBOC and JBOH to consummate the transaction at the closing are, at the option of JBOC and JBOH, subject to the satisfaction of the following conditions precedent on or before the closing date:

     o All of the representations and warranties of Ameritrade shall be true and correct as of both the date of the asset purchase agreement and the closing date;

     o Ameritrade shall have performed and complied with all of its covenants, obligations and agreements contained in the asset purchase agreement and required to be performed or complied with on or prior to the closing date;

     o Consents and approvals in writing reasonably satisfactory to JBOC shall have been obtained from any governmental authorities whose consent and approval is required for the consummation of the transaction;

     o No action or proceeding by any governmental authority or other person shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, and no court order shall have been entered which enjoins, restrains or prohibits, the consummation of the transaction;

     o Ameritrade shall deliver to JBOC satisfactory and appropriate instruments of assumption and other documents necessary to assume the obligations to be assumed by Ameritrade in accordance with the terms of the asset purchase agreement;

     o    JBOC shall have received the letter of credit; and

     o Ameritrade and the escrow agent shall have executed the escrow agreement.

AMENDMENT AND TERMINATION OF THE ASSET PURCHASE AGREEMENT

     The asset purchase agreement may be amended, modified or supplemented but only in writing signed by all of the parties. The asset purchase agreement may be terminated at any time on or prior to the closing date:

     o    with the mutual consent of the JBOC and Ameritrade;

     o by JBOC or Ameritrade, if the closing shall not have taken place on or before November 30, 2004;

     o by JBOC or Ameritrade, if the approval of the transaction by JBOH's shareholders is not obtained at a meeting (including any adjournments or postponements thereof) of JBOH's shareholders duly convened for the purpose of obtaining such approval or by written consent of JBOH's shareholders;

     o by Ameritrade, if prior to obtaining the approval of the transaction by JBOH's shareholders JBOH's board of directors has withdrawn, modified, withheld or changed, in a manner adverse to Ameritrade, the board's approval or recommendation of the asset purchase agreement or the transaction, or recommended an Alternative Proposal, or resolved to do any of the foregoing; or

     o by JBOC or Ameritrade, if there shall have been a material breach of any covenant, or a material breach or inaccuracy of any representation or warranty, of the other party under the asset purchase agreement, and such breach or inaccuracy shall not have been remedied within 20 business days after receipt by the breaching party of a notice in writing from the other party specifying the nature of the breach and requesting such breach be remedied.

CLOSING

     The closing of the transaction is to take place on the third business day after all of the conditions set forth in the asset purchase agreement are satisfied or waived, or at such other time as is agreed by the parties, at the offices of Mayer, Brown, Rowe & Maw LLP in Chicago, Illinois.

EXPENSES

     Except as otherwise expressly set forth in the asset purchase agreement, each party has agreed to bear its own expenses with respect to the transaction. JBOC has agreed to pay:

     o all third-party fees or charges incurred by it in connection with the assignment and transfer of the assets to be transferred to Ameritrade or the conversion of the customer accounts and

     o all sales, use, stamp, transfer, service and like taxes or fees, if any, imposed by the United States or any state or political subdivision thereof required to be paid in connection with the transfer and assignment of the assets.

                         INFORMATION ABOUT THE COMPANIES

JB OXFORD HOLDINGS

     JBOH, through its wholly-owned subsidiaries, JB Oxford & Company ("JBOC") and National Clearing Corp. ("NCC") is engaged in the business of providing brokerage and related financial services to retail customers and broker-dealers nationwide. JBOH is a fully integrated brokerage firm, providing retail brokerage services, clearing services and market making services to its customers.

     JBOC is a registered broker-dealer offering discount and electronic brokerage services to the investing public. JBOC's website is www.jboc.com, which allows customers to review account information, conduct market research, place trades, and manage their account online. JBOC has retail offices in Beverly Hills, New York and Minneapolis.

     NCC is a securities clearing corporation and a registered broker-dealer, offering clearing services to independent broker-dealers, referred to as correspondents. NCC's largest correspondent is JBOC. In addition, NCC acts as a market maker in stocks traded on the NASDAQ National Market System and other national exchanges.

     JBOH was incorporated in Delaware on March 31, 1987, and completed its initial public offering in September 1987. JBOH changed its state of incorporation to Utah in 1990. JBOH's principal executive offices are located at 9665 Wilshire Boulevard, Suite 300, Beverly Hills, California 90212, and its telephone number at such address is (310) 777-8888.

AMERITRADE

     Ameritrade is a registered broker-dealer and wholly-owned subsidiary of Ameritrade Holding Corporation (NASDAQ: AMTD), a leading provider of securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet. Ameritrade was established in 1971 and the address of Ameritrade Holding Corporation's principal offices is 4211 South 102nd Street, Omaha, NE 68127, and its telephone number is (402) 331-7856.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table includes, as of September 13, 2004, information for each shareholder known by JBOH to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and Named Executive Officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of JBOH, and all directors and executive officers of JBOH as a group. Unless otherwise indicated, JBOH believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (all shares have been adjusted to reflect the one for ten reverse stock split which was effective October 15, 2002).

                                              SHARES             PERCENT
NAME AND ADDRESS(1)                        BENEFICIALLY             OF
OF BENEFICIAL OWNER                            OWNED              CLASS
-------------------                        ------------          -------

Christopher L. Jarratt                        2,156,724             55.7%
Mark D. Grossi                                    6,500              *
David G. Mahood                                   4,000              *
Terry N. Pefanis                                  3,000              *
Barry S. Fischer                                  2,000              *
Michael J. Chiodo                                 1,984              *
Third Capital Partners, LLC                   2,039,474             52.7%
3773 Howard Hughes Parkway
Las Vegas, Nevada 89109

All Named Executive Officers and

  Directors as a group (6 persons)            2,174,208            55.95%

----------
*    Less than 1%
(1) Unless otherwise indicated, the address of each of the beneficial owners is c/o JB Oxford Holdings, Inc., 9665 Wilshire Boulevard, Suite 300, Beverly Hills, California 90212.
(2) Includes 2,039,474 shares of common stock owned by Third Capital Partners, LLC ("Third Capital Partners"). Mr. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, and the sole power to dispose or to direct the disposal of, the shares of common stock owned by Third Capital Partners. Also includes options to purchase 112,500 shares of common stock.
(3)  Represents options to purchase common stock.
(4)  Includes options to purchase 1,000 shares of common stock.
(5)  Includes options to purchase 400 shares of common stock.

CHANGE OF CONTROL

     On September 13, 2004, Third Capital Partners, LLC converted two convertible promissory notes of JBOH with an outstanding principal balance of $5,418,696.00 into 2,029,474 shares of JBOH common stock, which are reflected in the table above. The conversion of such notes into common stock caused a change in control of JBOH, as the shares issued to Third Capital Partners represent more than 50% of the shares of JBOH's common stock outstanding after such conversion, giving Third Capital Partners the power to elect our directors and control or direct our business affairs, including matters requiring shareholder approval. Christopher L. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, the shares of common stock owned by Third Capital Partners. The conversion of the notes into common stock was effected in contemplation of approving the transaction with Ameritrade.

                                  OTHER MATTERS

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the special meeting. However, if any additional matters are properly brought before the special meeting, the persons named in the enclosed proxy will vote the proxies in their discretion in the manner they believe to be in the best interest of JBOH.

     Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope to ensure your representation at the special meeting.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     A shareholder intending to present a proposal to be included in JBOH's proxy statement for JBOH's 2004 Annual Meeting of Shareholders or to nominate a director for election at the 2004 Annual Meeting was required to deliver the proposal or notice to the corporate secretary of JBOH at JBOH's principal executive offices no later than February 10, 2004. Any shareholder proposal or nomination must also comply with the requirements of JBOH's Amended and Restated By-laws (the "By-laws") and, in the case of a shareholder proposal, Rule 14a-8 of the Exchange Act.

     A shareholder may also present a proposal directly to JBOH's shareholders at the 2004 Annual Meeting if it follows the procedures outlined in JBOH's By-laws. However, if JBOH does not receive notice of the shareholder proposal prior to the close of business on the tenth day following the day JBOH mails the notice of meeting for the 2004 Annual Meeting or otherwise provides public disclosure of the meeting date, Securities and Exchange Commission rules permit management to vote proxies in their discretion on the proposed matter. If JBOH receives notice of the shareholder proposal on or before the close of business on the tenth day following the day JBOH mails the notice of meeting for the 2004 Annual Meeting or otherwise provides public disclosure of the meeting date, management can only vote proxies in their discretion if they advise shareholders in JBOH's 2004 proxy statement about the nature of the proposed matter and how management intends to vote on the matter. A copy of JBOH's By-laws may be obtained by written request delivered to JBOH's corporate secretary.

                                     EXPERTS

     The audited consolidated financial statements of JBOH for the years ended December 31, 2003 and 2002 incorporated by reference into this proxy statement have been included in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The audited consolidated financial statements of JBOH for the year ended December 31, 2001 incorporated by reference into this proxy statement have been included in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     JBOH files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning JBOH at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review JBOH's electronically filed reports, proxy and information statements on the SEC's Internet site at http://www.sec.gov.

  ---------------------------------------------------------------------------

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF JBOH PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE CORPORATE SECRETARY OF JBOH PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                           By Order of the Board of Directors,



                                           BARRY S. FISCHER
                                           Secretary

September 13, 2004

                            JB OXFORD HOLDINGS, INC.

                      9665 WILSHIRE BOULEVARD, THIRD FLOOR
                         BEVERLY HILLS, CALIFORNIA 90212

    PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 7, 2004.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned, having received notice of the Special Meeting of Shareholders of JB Oxford Holdings, Inc. to be held at 9:00 A.M. local time on Thursday, October 7, 2004, hereby designates and appoints Christopher L. Jarratt and Barry S. Fischer, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of common stock of JB Oxford Holdings, Inc. that the undersigned is entitled to vote at such meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the meeting.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

         PROPOSAL 1. To approve the sale of substantially all of the assets of JB Oxford & Company, a wholly-owned subsidiary of JB Oxford Holdings, Inc., to Ameritrade, Inc., pursuant to the terms of that certain asset purchase agreement by and among JB Oxford Holdings, Inc., JB Oxford & Company, and Ameritrade, Inc., dated June 4, 2004.

         |_| FOR                    |_| AGAINST                    |_| ABSTAIN

                               (see reverse side)

2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

         The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.

                                           -------------------------------------
                                           Signature

                                           Date:
                                                --------------------------------


                                           -------------------------------------
                                           Signature

                                           Date:
                                               ---------------------------------

                                           NOTE:   Please  sign  exactly as name
                                           appears  hereon.  Joint owners should
                                           each sign.  When signing as attorney,
                                           executor,   administrator,   trustee,
                                           guardian   or    corporate   officer,
                                           please give full title as such.

                                                                      APPENDIX A



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                AMERITRADE, INC.,

                               JB OXFORD & COMPANY

                                       AND

                            JB OXFORD HOLDINGS, INC.





                                  JUNE 4, 2004

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT IS MADE this 4th day of June, 2004 by and among Ameritrade, Inc., a Nebraska corporation ("Purchaser"), JB Oxford & Company, a Delaware corporation ("Seller") and JB Oxford Holdings, Inc., a Utah corporation ("Parent"). Capitalized terms not otherwise defined herein have the meanings set forth in Article XII.

     WHEREAS, Seller and Parent intend that Seller discontinue the Business and, to such end, Seller desires to sell certain of the assets used in the conduct of the Business and assign certain contracts and other rights in connection with the Business, and Purchaser desires to purchase such assets and assume such contracts and other rights, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

     1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the following assets owned by Seller and related to the Business, except for those assets specifically excluded in Section 1.2 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively as the "Acquired Assets"):

          (a) All rights under all contracts and agreements with customers related to the Acquired Accounts (the "Customer Contracts"); and

          (b) All information, documents, records, files and other proprietary information, in paper or electronic form, related to the Acquired Accounts, except where such sale, assignment, transfer and delivery is not permitted by applicable Law.

     1.2 Excluded Assets. The following assets related to the Business are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"):

          (a) All Customer Accounts that have an unsecured debit balance as of 4:00 p.m., central time, on the Closing Date;

          (b) All Customer Accounts that are margin accounts and that as of 4:00 p.m., central time, on the Closing Date are not in compliance with applicable Laws relating to margin or with Purchaser's margin requirements;

          (c) All Customer Accounts that do not meet Purchaser's standard account eligibility requirements;

          (d) All Customer Accounts (i) that are 90-day restricted, (ii) in which a day trading violation is known by Seller to have occurred in the 12 months before Closing, or (iii) that are known by Seller to be the subject of any litigation, claim, allegation, investigation or other assertion or proceeding by or before any Governmental Authority including, without limitation, any investigation into late trading or market timing; and

          (e) All other assets of Seller (other than the Acquired Assets) including, but not limited to, all tangible and intangible personal property (other than the Acquired Assets), real property interests, software, furniture and equipment.

     1.3 Assumed Obligations. At the Closing, Purchaser shall assume, and agrees to pay, perform, fulfill and discharge, from and after the Closing Date, all obligations that accrue and arise and are required to be performed after the Closing Date under all Customer Contracts, except where the consent of any third party is required for the assignment of such contract or agreement and such consent has not been obtained (the "Assumed Obligations").

     1.4 No Other Liabilities Assumed. Anything in this Agreement to the contrary notwithstanding, neither Purchaser nor any of its Affiliates shall assume or be liable for, and shall not be deemed to have assumed or have liability for, any debt, obligation, lease or other liability of, or claim, judgment or arbitration award against, Seller, Parent or any of their Affiliates whatsoever other than as specifically set forth in Section 1.3.

     1.5 Reassignment of Acquired Assets. Purchaser shall reassign and transfer to Seller, and Seller shall accept and assume from Purchaser, any Acquired Assets that are transferred and assigned to Purchaser at the Closing but are Excluded Assets. Seller shall promptly reimburse Purchaser for any expenses or costs incurred relating to such Acquired Accounts and their reassignment and transfer back to Seller.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

     2.1  Determination of Purchase Price.

          (a) Seller shall deliver to Purchaser, on the date that is two (2) Business Days prior to the Closing, a written report (the "Measurement Date Report") setting forth: (i) for each Customer Account that would be an Acquired Account if the Closing were to have occurred on the Measurement Date, (A) the number of total trades (including equity, mutual fund, option and fixed income/debt securities trades, which count includes cancels, rebills and partial fills) that have occurred in such Customer Account in the eighteen (18) months ended on such date, and (B) the Liquidation Value of such Customer Account as of the Measurement Date; and (ii) the number of Group A Accounts, Group B Accounts and Group C Accounts as of the Measurement Date. Seller shall also promptly deliver any information that may be reasonably requested by Purchaser and otherwise provide Purchaser with access to such information for the purpose of verifying the accuracy of the Measurement Date Report. The Measurement Date Report shall be subject to the reasonable approval of Purchaser.

          (b) The purchase price for the Acquired Assets (the "Purchase Price") shall be the sum of: (a) the Group A Accounts Ratio multiplied by $7,020,000, (b) the Group B Accounts Ratio multiplied by $11,180,000, and
     (c) the Group C Accounts Ratio multiplied by $7,800,000.

     2.2 Payment of Purchase Price. Purchaser shall pay the Purchase Price to Seller in two installments. On the Closing Date, and subject to the terms and conditions of this Agreement, Purchaser shall: (i) pay to Seller an amount equal to the Purchase Price less the Escrow Amount (provided, that if the Purchase Price exceeds $17,500,000, Purchaser shall pay to Seller $14,000,000) by means of a wire transfer to an account specified by Seller in writing at least two (2) Business Days prior to the Closing Date, and (ii) deposit into the Escrow Account the Escrow Amount. On January 14, 2005 (or the Closing Date, if later), Purchaser shall pay to Seller an amount (the "Second Installment"), if any, equal to the Purchase Price less $17,500,000. The Second Installment, if any, shall be paid by Purchaser to Seller by means of a wire transfer to an account specified by Seller in writing by January 12, 2005 (or the date that is two (2) Business Days prior to the Closing Date, if later).

     2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in accordance with Section 1060 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in a manner agreed upon by the parties hereto. The parties hereto shall cooperate with each other in order to prepare forms 8594 relating to the transactions contemplated by this Agreement (the "Transactions") and shall take no position and cause their Affiliates to take no position inconsistent with such allocation for all tax and accounting purposes. No later than 30 days prior to the filing of their respective forms 8594 relating to the Transactions, each party hereto shall deliver to each other party a copy of its form 8594.

     2.4 Letter of Credit. On the Closing Date, Purchaser shall cause an irrevocable standby letter of credit (the "Letter of Credit") to be issued in favor of, and delivered to, Seller in an amount equal to the Second Installment. The Letter of Credit shall be from a bank reasonably acceptable to Seller and shall permit a draw thereunder upon written demand by Seller stating that Purchaser has failed to pay the Second Installment to Seller as set forth in
Section 2.2 above within five (5) Business Days after such Second Installment becomes due. The Letter of Credit shall remain in effect until January 31, 2005; provided that if the Closing Date has not occurred on or before January 13, 2005, the Letter of Credit shall terminate on January 14, 2005. The Letter of Credit shall otherwise be in form and substance as mutually agreeable to Purchaser and Seller in good faith consistent with this Section 2.4.

     2.5 Escrow Agreement. By the Closing Date, Seller, Parent and Purchaser shall create an interest-bearing escrow account (the "Escrow Account") pursuant to an escrow agreement (the "Escrow Agreement") with an escrow agent that is an independent major bank with offices in New York City, New York that is reasonably acceptable to each of the parties (the "Escrow Agent"). The Escrow Account shall be owned by Purchaser and used to satisfy any obligations due any of the Purchaser Indemnified Parties under Article X until the date that is eighteen (18) months after the Closing Date (or the next Business Day if such date does not fall on a Business Day), at which time the Escrow Agent shall disburse any amounts remaining in the Escrow Account (less the amounts of any claims made against the Escrow Account prior to that date) to Seller. All earnings on amounts in the Escrow Account shall be added to the amounts in the Escrow Account. The Escrow Agent shall be entitled to compensation for its services under the Escrow Agreement and for reimbursement of its out-of-pocket expenses, including the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties, under the Escrow Agreement. The Escrow Agreement shall contain such other terms and conditions as are mutually acceptable to the Seller, Parent, Purchaser and the Escrow Agent.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT


     Seller and Parent jointly and severally represent and warrant to Purchaser as follows:

     3.1  Due Incorporation and Qualification.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of Utah with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     3.2 Due Authorization. Each of Seller and Parent has full power and authority to enter into this Agreement and to carry out the Transactions. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and, as of the Closing, stockholder action on the part of Seller and Parent. This Agreement has been duly and validly executed and delivered by Seller and Parent and constitutes the legal, valid and binding obligation of Seller and Parent, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and all other agreements, certificates and documents contemplated hereby by Seller and Parent do not, on the date hereof, and will not, on the Closing Date, (a) violate or conflict with any provision of the charter, bylaws, or other organizational documents of Seller or Parent, (b) violate any applicable Law; (c) violate any decree or judgment of any court or Governmental Authority binding on Seller or Parent, any of the Acquired Assets or the operation of the Business; (d) violate or conflict with, or result in a breach of, or constitute a default (or an event which, without regard to any grace period or notice requirement or both, would constitute a default) under, or permit cancellation of, or result in the creation of any Lien upon the Acquired Assets under, any of the terms, conditions or provisions of, any material contract or agreement to which Seller or Parent is a party, or by which Seller or Parent or any of the Acquired Assets are bound; or (e) permit the acceleration of the maturity of any material indebtedness of Seller or Parent or any indebtedness secured by the Acquired Assets.

     3.3 Consents. Except for the consent of Parent's stockholders and as set forth on Schedule 3.3 hereto, no notice to, filing with, authorization of, exemption by, or consent of any Person or Governmental Authority is required in order for Seller or Parent to consummate the Transactions.

     3.4  Financial Information.

          (a) Seller has delivered to Purchaser true and correct copies of the Financial Performance Reports. The Financial Performance Reports are true and complete in all material respects and all information in the Financial Performance Reports is accurate in all material respects and, where appropriate, in conformity with U.S. generally accepted accounting principles, consistently applied during the period.

          (b) Seller has delivered to Purchaser true and complete copies of the Focus Reports. The Focus Reports state fairly all of the information required to be reported therein and all of such information is accurate in all material respects.

     3.5 Title to Acquired Assets. Seller has good and valid title to, is the lawful owner of, and has the full right to sell, convey, transfer, assign and deliver, the Acquired Assets, free and clear of any Lien. At and as of the Closing, Seller shall convey the Acquired Assets to Purchaser free and clear of all Liens.

     3.6 Contracts. Seller has delivered to Purchaser true and complete copies of each current form of Customer Contract that is used in the Business, and no other forms of Customer Contracts or deviations from the forms of Customer Contracts provided to Purchaser exist or are currently in use by Seller. Seller does not have any contract, agreement, arrangement or understanding with respect to the sale or other disposition of any of the Acquired Assets or capital stock of Seller, except as set forth in this Agreement. No Affiliate of Parent or Seller is a party to any Customer Contract that is used in the Business.

     3.7  No Defaults or Violations.

          (a) Neither Seller nor Parent nor any of their Affiliates is in breach of any provision of, nor is in default under the terms of, any Customer Contract, and no other party to any Customer Contract is in breach or default thereunder and no condition exists or event has occurred which, without regard to any grace period or notice requirement or both, would constitute a breach of or a default under any Customer Contract.

          (b) Except as set forth on Schedule 3.7, Seller and the Business are in compliance with all applicable Laws in all material respects. Except as set forth on Schedule 3.7, no notice from any Governmental Authority has been given to Seller or Parent claiming any violation of any applicable Law or asserting any assessment or penalty related to the Business.

     3.8 Litigation. Except as set forth on Schedule 3.8, there are no claims, actions, suits, proceedings, arbitrations or governmental investigations pending or, to the knowledge of Seller or Parent, threatened against or affecting or otherwise relating to (a) the Business, (b) Seller or any officer, director, employee or stockholder of Seller in their capacity as such, (c) Parent in connection with the Business, (d) any officers, directors, employees or the stockholders of Parent in their capacity as such and in connection with the Business, (e) any of the Acquired Assets, or (f) the Transactions. Neither Seller nor Parent is subject to any order, judgment, decree, stipulation or consent of or with any Governmental Authority that relates to or may otherwise affect the Business (including the disposition thereof) or the Acquired Assets.

     3.9 Customer Complaints. Schedule 3.9 hereto sets forth an accurate and complete summary of all customer complaints received by Seller or Parent and any customer disputes of which Seller or Parent has received notice with respect to the Business since January 1, 2003.

     3.10 Contingent Liabilities; Unasserted Claims. Schedule 3.10 hereto sets forth an accurate and complete summary of all contingent liabilities and, to the knowledge of the Seller and/or Parent, unasserted claims relating to any of the Acquired Assets.

     3.11 Brokers. Neither Seller nor Parent nor any of their respective Affiliates has entered into any contract, arrangement or understanding with any Person which may result in the obligation of Purchaser or any of its Affiliates to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with this Agreement or the consummation of the Transactions.

     3.12 Accuracy of Information. Neither this Agreement nor any certificate or other information furnished or to be furnished by or on behalf of Seller to Purchaser in connection with this Agreement or any of the Transactions contains or will contain any untrue statement of a material fact regarding Seller and Parent, the Acquired Assets or the Business, or omits or will omit to state a material fact necessary to make the statements regarding Seller and Parent, the Acquired Assets or the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.

     3.13 Broker-Dealer Registration. Seller has delivered or made available to Purchaser a true and complete copy of Seller's most recent Amendment to Form BD Application for Broker-Dealer Registration and such document states fairly all of the information required to be reported therein and all of such information is complete and accurate.

     3.14 SIPC Membership. Seller's SIPC membership exists and is in-force and in good standing.

     3.15 Taxes. All federal, state, local and foreign income, corporation and other Tax Returns required to be filed with respect to each of Seller and Parent have been timely filed (or will be filed prior to the due dates therefor, including any extended due dates) for all periods through and including the Closing Date, and each such Tax Return is (or will be) true, accurate and complete in all material respects. All Taxes of each of Seller and Parent (whether or not shown on any Tax Return) for such periods have been (or will be) timely paid. Except as set forth in Schedule 3.15, neither Seller nor Parent currently is the beneficiary of any extension of time within which to file any Tax Return or has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Since January 1, 2001, no claim has been made by an authority in a jurisdiction where either Seller or Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes that each of Seller and Parent are required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose and will be so paid prior to or on the applicable due date.

     3.16 Acquired Accounts.

          (a) Seller held the Group A Accounts, Group B Accounts and Group C Accounts set forth in Schedule 3.16 as of the close of business on May 27, 2004, in each case determined as if the Closing occurred on May 27, 2004.

          (b) At least 99% of the Acquired Accounts have on the date hereof, and will have on the Closing Date, the necessary documentation required by the rules of the Securities and Exchange Commission and the NASD. Such Acquired Accounts and documentation relating thereto have been reviewed and approved by a registered principal of Seller or of a brokerage firm from which Seller or Parent acquired such accounts.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller and Parent as follows:

     4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     4.2 Corporate Authority. Purchaser has full power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and all other agreements, certificates and documents contemplated hereby by Purchaser do not, on the date hereof, and will not, on the Closing Date, (a) violate or conflict with any provisions of the charter, bylaws or other organizational documents of Purchaser; (b) violate any applicable Law; (c) violate any decree or judgment of any court or Governmental Authority binding on Purchaser; or (d) violate any provision of, or result in the acceleration of any obligation under, any contract, agreement, order, arbitration award, judgment or decree to which Purchaser is a party or by which it or any of its properties is bound.

     4.3 Consents. No notice to, filing with, authorization of, exemption by, or consent of any Person or Governmental Authority is required in order for Purchaser to consummate the Transactions.

     4.4 Brokers. Neither Purchaser nor any of its Affiliates has entered into any contract, arrangement or understanding with any Person which may result in the obligation of Seller or any of its Affiliates to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with this Agreement or the consummation of the Transactions.

                                   ARTICLE V

                                    COVENANTS

     5.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use all commercially reasonable efforts to fulfill its obligations under the terms of this Agreement and otherwise to facilitate the consummation of the Transactions.

     5.2  Access to Information.

          (a) From the date hereof to the Closing Date, Seller and Parent shall give Purchaser and Purchaser's representatives access during normal business hours to all of the facilities, properties, books, contracts, commitments and records relating to the Business and shall make their respective officers and employees available to Purchaser as Purchaser shall from time to time request. Seller and Parent shall cause Purchaser and its representatives to be furnished with all information concerning the Business as Purchaser may request. Seller and Parent shall promptly inform Purchaser of any material information or development relating to the Acquired Accounts and/or the Business.

          (b) From the date hereof to the Closing Date, Seller shall provide to Purchaser, not more than five (5) Business Days after the end of each calendar month, (i) the number of equity, mutual fund, option and fixed income/debt securities trades that occurred in such calendar month for each Customer Account, and the commission revenue obtained therefrom, (ii) the

     Liquidation Value, free cash and credit balance and margin debt balance of each Customer Account, each as of the last Business Day of such calendar month, and (iii) the number of Seller's retail online customer accounts opened and closed during such month and the number and Liquidation Value of Seller's retail online customer accounts transferred in and retail online customer accounts transferred out during such calendar month.

          (c) On the third (3rd) Business Day prior to the Closing Date, Seller and Parent shall deliver to Purchaser the following:

               (i) a then current schedule containing an accurate and complete summary of any claims, actions, suits, proceedings, arbitrations or governmental investigations pending or, to the knowledge of Seller or Parent, threatened against or affecting or otherwise relating to (A) the Business, (B) Seller or any officer, director, employee or stockholder of Seller in their capacity as such, (C) Parent in connection with the Business, (D) any officers, directors, employees or the stockholders of Parent in their capacity as such and in connection with the Business, (E) any of the Acquired Assets, or (F) the Transactions;

               (ii) a then current schedule containing an accurate and complete summary of all customer complaints received by Seller or Parent and any customer disputes of which Seller or Parent has received notice with respect to the Business since the date of this Agreement; and

               (iii)a then current schedule containing an accurate and complete summary of all contingent liabilities and, to the knowledge of Seller and/or Parent, unasserted claims relating to any of the Acquired Assets.

     5.3 Conduct of Business. From the date hereof to the Closing Date, Seller and Parent shall operate the Business only in the usual, regular and ordinary course and manner. Seller and Parent shall use commercially reasonable efforts to preserve intact the present business organization of the Business and preserve the present goodwill and advantageous relationships of the Business. Seller shall not sell, or agree to sell, any of the Acquired Assets. Parent shall not sell or dispose of, or agree to sell or dispose of, any of the Acquired Assets or, prior to the Closing, the capital stock of Seller. Seller and Parent shall not do any act or omit to do any act, or permit any act or omission to act, that will cause a breach of any Customer Contract. Seller and Parent shall not modify, amend or otherwise alter or change any of the material terms or provisions of any of the Customer Contracts or the Assumed Obligations. Seller and Parent shall duly comply with all applicable Laws.

     5.4 Consents and Approvals. Each party hereto shall make all filings, applications, statements and reports to all Governmental Authorities that are required to be made prior to the Closing Date pursuant to any applicable Law in connection with this Agreement and the Transactions. Each party hereto shall use all commercially reasonable efforts to obtain all necessary consents and approvals to perform its obligations under this Agreement and to consummate the Transactions. Seller and Parent shall use all commercially reasonable efforts to obtain all required consents and approvals to assign and transfer the Acquired Assets and the Assumed Obligations to Purchaser, including delivery promptly after the date hereof, in form and substance acceptable to Purchaser, of "negative consent" letters to all customers of the Business for the transfer of their Acquired Accounts to Purchaser. Purchaser shall promptly reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller relating to the delivery of such "negative consent" letters to the extent such expenses exceed $30,000.

     5.5  Confidentiality.  From the date  hereof  until the date which is three
(3) years after the Closing Date, Seller and Parent shall, and shall cause each of their respective Affiliates to, maintain all non-public or confidential information relating to the Business and the Acquired Assets in strict confidence and not disclose to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (a) any information which becomes publicly available after the Closing Date through no fault of Seller, Parent or any of their respective Affiliates, (b) any information which after the Closing Date is legitimately received by Seller, Parent or any of their respective Affiliates from a third party (provided such third party is not known by Seller, Parent or any of their respective Affiliates to be bound by an obligation of secrecy); (c) any disclosure required by applicable Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure; and (d) information disclosed in connection with any legal action between the Purchaser and Seller or Parent in connection with the Transactions or this Agreement.

     5.6  Conversion.

          (a) Prior to the Closing Date, the parties hereto shall use all commercially reasonable efforts to negotiate in good faith and enter into a conversion agreement containing the provisions set forth in this Section 5.6(a) and other terms and conditions that are otherwise mutually agreeable to the parties (the "Conversion Agreement"). The Conversion Agreement will be executed on or prior to the Closing Date and the conversion will be tape-to-tape and occur on the Closing Date. The Conversion Agreement shall include provisions governing the transfer and delivery to Purchaser of (i) all cash and securities held in the Acquired Accounts, (ii) all money market funds held in the Acquired Accounts after liquidation thereof, (iii) all open positions held in the Acquired Accounts and (iv) all margin calls, residuals and dividends related to the Acquired Accounts. There will be no transfer or termination fees charged by Parent, Seller, National Clearing Corp. or any of their Affiliates or any plan sponsors to the Acquired Accounts or to Purchaser.

          (b) Prior to the Closing Date, the parties hereto shall use all commercially reasonable efforts to prepare the Acquired Accounts for conversion to Purchaser's systems. Seller shall provide to Purchaser all information and assistance reasonably requested by Purchaser to effect and facilitate communications with customers relating to the Acquired Accounts with respect to the conversion.

     5.7  Filing of Proxy Statement or Information Statement.

          (a)  Parent shall  promptly  prepare and file with the  Securities and
     Exchange Commission as soon as practicable (but in no event later than twenty (20) days from the date hereof) either (i) a proxy statement with respect to a meeting of its stockholders at which the stockholders will vote to approve or disapprove the Transactions (the "Proxy Statement"), or
     (ii) an information statement with respect to the Transactions and the approval of such Transactions by Third Capital Partners, LLC (the "Information Statement"). The Proxy Statement or the Information Statement, as the case may be, shall be subject to the prior review and reasonable satisfaction of Purchaser. Parent will cause the Proxy Statement or Information Statement, as the case may be, to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

          (b) Parent will cause the Proxy Statement or Information Statement, as the case may be, to be mailed to its stockholders as promptly as practicable after the date hereof.

          (c) Parent agrees that the Proxy Statement or Information Statement, as the case may be, and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of Parent's stockholders, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.8  Stockholder Approval.

          (a) Parent will take all action necessary in accordance with applicable law and its charter and bylaws to either convene as promptly as practicable a meeting of its stockholders for purposes of obtaining the vote of its stockholders to approve the Transactions or obtaining such stockholder approval by written consent of stockholders holding a sufficient number of Parent's shares of common stock.

          (b) Parent, through its board of directors, shall recommend approval of the Transactions to its stockholders and shall not withdraw, modify or change such recommendation; provided that Parent's board of directors may, at any time prior to the time approval by Parent's stockholders is obtained, withdraw, modify, or change any recommendation regarding the

     Transactions, or recommend and declare advisable any other offer or proposal, if its board of directors determines in good faith after consultation with its outside counsel that the failure to so withdraw, modify, or change its recommendation would be inconsistent with its fiduciary obligations under applicable Law. Parent shall be required to comply with its obligations under Section 5.8(a) whether or not its board of directors withdraws, modifies, or changes its recommendation regarding the Transactions or recommends any other offer or proposal.

          (c) In the event that stockholders of Parent fail to approve the Transactions at a meeting (or any adjournment or postponement thereof) at which such stockholders considered and voted on the Transactions or by written consent, the parties shall negotiate in good faith for at least twenty (20) days to attempt to revise the terms of the Agreement to allow the acquisition of the Business on mutually acceptable alternative terms.

     5.9 Web Site Link. Pursuant to the Linking Agreement, for a period of three (3) months after the Closing Date, Seller and Parent shall establish and maintain, at their own expense, a link from the jboxford.com webpage to the Ameritrade.com website.

     5.10 Customer Records. As of the Closing Date, Seller and Parent shall retain in accordance with all applicable Laws all information, documents, records, files and other proprietary information not transferred to Purchaser hereunder, in each case as they relate to the Acquired Assets, and shall, at Seller or Parent's expense, make available to Purchaser such information, documents, records, files and other proprietary information as Purchaser requests in connection with any customer dispute or inquiry or otherwise; provided, that Purchaser shall reimburse Seller and/or Parent for any reasonable out-of-pocket costs they incur as a result of any such request.

     5.11 Transition Services.

          (a) From the date hereof until the Closing, Seller and Parent shall make appropriate arrangements and provide appropriate incentives to ensure that sufficient personnel and other resources are available to each of Seller and Parent to enable Seller and Parent to continue to operate the Business in the usual, regular and ordinary course and manner and otherwise perform their obligations as set forth in this Agreement.

          (b) As of the Closing Date, Seller or Parent shall designate to Purchaser in writing an individual reasonably acceptable to Purchaser to act as a primary contact for, and provide any information about any Acquired Account or the Business requested by, Purchaser. Seller and Parent shall cause the individual designated pursuant to this Section 5.11 (or a successor to such designated individual who is reasonably acceptable to Purchaser) to promptly provide any such requested information and to otherwise use his or her best efforts to carry out the services described in this Section 5.11 for a period of not less than six (6) months after the Closing at no cost to Purchaser.

          (c) Seller and Parent shall cause the phone messaging system related to the Acquired Accounts to be maintained for a period of six (6) months after the Closing and to direct callers to call Purchaser at a telephone number specified by Purchaser during such period.

     5.12 Non-Solicitation.

          (a) Seller and Parent agree that it and its Affiliates (i) will not (and will not permit their officers, directors, employees, agents or representatives, including any investment banker, attorney or accountant retained by any of them to) solicit, initiate or encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving Parent, Seller, the Business or the Acquired Assets, or any acquisition of 10% or more of the capital stock of the Parent or Seller, in a single transaction or a series of related transactions, or any combination of the foregoing (any such proposal, offer or transaction being hereinafter referred to as an "Acquisition Proposal") or participate or engage in any discussions or negotiations concerning an Acquisition Proposal; and (ii) will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; provided that, subject to
     Section 5.8, nothing contained in this Agreement shall prevent Parent or its board of directors from (A) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended with regard to an Acquisition Proposal or (B) prior to the date approval of the Transactions by Parent's stockholders is obtained, providing information (pursuant to a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement entered into between Purchaser and Parent) to or engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide Acquisition Proposal if (x) in the good faith judgment of Parent's board of directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Parent's stockholders from a financial point of view than the Transactions and (y) Parent's board of directors, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

          (b) Parent will promptly (but in any event within 24 hours) notify Purchaser of any requests referred to in Section 5.12(a) for information or the receipt of any Acquisition Proposal, including the identity of the Person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal, and shall keep Purchaser informed on a timely basis (but in any event within 24 hours) of any material changes with respect thereto. Prior to taking any action referred to in the proviso of Section 5.12(a), if Parent or Seller intends to participate in any such discussions or negotiations or provide any such information to any such third party, Parent shall give prompt prior notice to Purchaser of each such action.

          (c) Nothing in this Section 5.12 shall permit Parent or Seller to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, neither Parent nor Seller shall enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement containing terms identical in all material respects to the terms of the confidentiality agreement with Purchaser.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF PURCHASER

     The obligations of Purchaser to consummate the Transactions at the Closing are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date:

     6.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller and Parent contained herein shall be true and correct on and as of the date of this Agreement, and shall also be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     6.2 Compliance with Agreements and Covenants; Certificate. Seller and Parent shall have performed and complied with all of their respective covenants, obligations and agreements contained in this Agreement and required to be performed or complied with on or prior to the Closing Date; and each of Seller and Parent shall have delivered to Purchaser a certificate, dated as of the Closing Date, of the President or a Vice President of Seller or Parent, as the case may be, certifying as to compliance with Section 6.1 and this Section 6.2.

     6.3 Consents and Approvals. Seller and Parent shall have delivered to Purchaser consents and approvals in writing reasonably satisfactory to Purchaser from any Person or Governmental Authorities whose consent and approval is required for the consummation of the Transactions.

     6.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or any other Person shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, and no court order shall have been entered which enjoins, restrains or prohibits, the consummation of the Transactions.

     6.5 Delivery of Closing Documents. Purchaser shall have received from Seller appropriate documents and agreements necessary to convey the Acquired Assets to Purchaser in accordance with the terms of this Agreement in such forms as are reasonably satisfactory to Purchaser and its counsel. Purchaser shall have received Seller's counterpart signatures on the Linking Agreement and Seller's, Parent's and the Escrow Agent's counterpart signatures on the Escrow Agreement.

     6.6 Bankruptcy Proceeding. Neither Seller nor Parent shall have (a) filed any voluntary case with any bankruptcy court of competent jurisdiction or be the subject of any involuntary case pursuant to or within the meaning of Title 11 of the U.S. Code, as amended, or any other debtor relief law; (b) be the subject of any order of relief issued under such Title 11 of the U.S. Code, as amended, or any other debtor relief law; (c) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors; (d) have sought or consented to or acquiesced in the appointment of any trustee or receiver as to all or substantially all of its assets or the Acquired Assets; or
(e) be the subject of any order, judgment or decree petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller and Parent to consummate the Transactions at the Closing are, at the option of Seller and Parent, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

     7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall be true and correct on and as of the date of this Agreement, and shall also be true and correct on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

     7.2 Compliance with Agreements and Covenants; Certificate. Purchaser shall have performed and complied with in all material respects all covenants, obligations and agreements contained in this Agreement and required to be performed and complied with on or prior to the Closing Date; and Purchaser shall have delivered to Seller and Parent a certificate, dated as of the Closing Date, of the President or a Vice President or the Chief Financial Officer of Purchaser certifying as to compliance with Section 7.1 and this Section 7.2.

     7.3 Consents and Approvals. Consents and approvals in writing reasonably satisfactory to Seller shall have been obtained from any Governmental Authorities whose consent and approval is required for the consummation of the Transactions.

     7.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other person shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, and no court order shall have been entered which enjoins, restrains or prohibits, the consummation of the Transactions.

     7.5 Delivery of Closing Documents. Purchaser shall deliver to Seller appropriate instruments of assumption and other documents necessary, in the reasonable judgment of the Seller, to assume the Assumed Obligations in accordance with the terms of this Agreement in such forms as are reasonably satisfactory to Seller and its counsel. Seller shall have received the Letter of Credit, Purchaser's counterpart signatures on the Linking Agreement and Purchaser's and the Escrow Agent's counterpart signatures on the Escrow Agreement.

                                  ARTICLE VIII

                                     CLOSING

     8.1 Closing. The closing of the purchase and sale of the Acquired Assets and transfer of the Assumed Obligations (the "Closing") shall take place on the third (3rd) Business Day after all of the conditions set forth in this Agreement are satisfied or waived, including those set forth in Articles VI and VII, or at such other time as is agreed by the parties (such date, the "Closing Date") at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 4:00 p.m., central time, on the Closing Date.

                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

          (a)  with the mutual consent of the Seller and Purchaser;

          (b) by Seller or Purchaser, if the Closing shall not have taken place on or before November 30, 2004;

          (c) by Seller or Purchaser, if the approval of the Transactions by Parent's stockholders is not obtained at a meeting (including any adjournments or postponements thereof) of Parent's stockholders duly convened for the purpose of obtaining such approval or by written consent of Parent's stockholders;

          (d)  by  Purchaser,   if  prior  to  obtaining  the  approval  of  the
     Transactions by Parent's stockholders Parent's board of directors has withdrawn, modified, withheld or changed, in a manner adverse to Purchaser, the board's approval or recommendation of this Agreement or the Transactions, or recommended an Alternative Proposal, or resolved to do any of the foregoing;

          (e) by Purchaser, if there shall have been a material breach of any covenant, or a material breach or inaccuracy of any representation or warranty, of Seller hereunder, and such breach or inaccuracy shall not have been remedied within twenty (20) Business Days after receipt by Seller of a notice in writing from Purchaser specifying the nature of the breach and requesting such breach be remedied;

          (f) by Seller, if there shall have been a material breach of any covenant, or a material breach or inaccuracy of any representation or warranty, of Purchaser hereunder, and such breach or inaccuracy shall not have been remedied within twenty (20) Business Days after receipt by Purchaser of notice in writing from Seller specifying the nature of the breach and requesting such breach be remedied.

     9.2  Effect of  Termination.  If this  Agreement is terminated  pursuant to
Section 9.1, written notice thereof shall as promptly as practicable be given to the other parties and all obligations of the parties hereunder shall terminate, except for the provisions of this Article IX and the obligations set forth in
Article XIII, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any breach of this Agreement prior to, on or, with respect to those provisions which shall survive the termination hereof, after the date of termination.

     9.3 Break-Up Fees. If this Agreement is terminated (a) by Seller or Parent pursuant to Section 9.1(b) or (c) (and in either such case approval of the Transactions by Parent's stockholders had not been obtained at the time of such termination) or (b) by Purchaser pursuant to Section 9.1(c), (d) or (e), then Parent and Seller shall immediately pay Purchaser an amount equal to One Million Dollars ($1,000,000). All payments shall be made in cash by wire transfer to an account designated by Purchaser. Parent and Seller acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if Parent and Seller fail promptly to pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Parent and/or Seller for the payment set forth in this Section 9.3, Parent and Seller shall pay to Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount from the date payment was required to be made until the date such payment is actually made at the annual prime lending rate of the First National Bank of Omaha in effect on the date such payment was required to be made plus one percent (1%) (the "Adjusted Prime Rate").

                                   ARTICLE X

                                 INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained herein or in any other certificate or other writing delivered pursuant hereto shall survive until the second anniversary of the Closing Date; provided, that the representations and warranties set forth in Sections 3.1, 3.2 and 3.5 hereof shall survive forever and shall not expire.

     10.2 Indemnification by Seller and Parent. Subject to the provisions of this Article X, Seller and Parent, jointly and severally, agree to indemnify Purchaser, its Affiliates and each director, officer, employee, agent and representative thereof (collectively, the "Purchaser Indemnified Parties") against, and agree to hold them harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any of the following:
(a) any breach of or any inaccuracy in (whether actual or alleged by a third party) any representation or warranty made by Seller and Parent in or pursuant to this Agreement; provided, that neither Seller nor Parent shall have any liability under this Section 10.2(a) unless a notice of such Purchaser Indemnified Party's claim shall have been given to Seller, in the case of any representation or warranty other than those set forth in Section 3.1, 3.2 or 3.5, not later than the close of business on the second anniversary after the Closing Date; (b) any breach of, or failure by Seller or Parent to perform (whether actual or alleged by a third party), any covenant or obligation of Seller or Parent contained in this Agreement; (c) the use or ownership of any of the Acquired Assets or the ownership or operation of the Business on or prior to the Closing Date to the extent such Losses arise in connection with and relate to periods on or prior to the Closing Date, including any liabilities for Taxes relating to such periods; (d) any debt, obligation, lease or other liability of, or claim, judgment or arbitration award against, Parent, Seller or any of their respective Affiliates other than the Assumed Obligations; (e) any of the matters referred to in Schedules 3.7, 3.8, 3.9 and 3.10; (f) any of the matters referred to in any of the schedules delivered to Purchaser pursuant to Section 5.2(c); and (g) any contract or agreement between or among Seller, Parent and/or any their Affiliates and any third party.

     10.3 Indemnification  by  Purchaser.  Subject  to the  provisions  of  this
Article X,  Purchaser  agrees to  indemnify  Seller and Parent and each of their
Affiliates  and  each  of  their  directors,   officers,  employees,  agents  or
representatives (collectively, the "Seller Indemnified Parties") against, and agrees to hold them harmless from, any and all Losses incurred or suffered by any Seller Indemnified Party arising out of any of the following: (a) any breach of or any inaccuracy in (whether actual or alleged by a third party) any representation or warranty made by Purchaser in this Agreement; provided, that Purchaser shall not have any liability under this Section 10.3(a) unless a notice of the Seller Indemnified Party's claims shall have been given to Purchaser not later than the close of business on the second anniversary of the Closing Date; (b) any breach of or failure by Purchaser to perform (whether actual or alleged by a third party) any covenant or obligation of Purchaser contained in this Agreement; (c) the use or ownership of any of the Acquired Assets to the extent such Losses arise solely in connection with and relate solely to periods after the Closing Date; and (d) the Assumed Obligations.

     10.4 Notice of Claims; Assumption of Defense. The indemnified party shall give prompt notice to the indemnifying party of the assertion of any claim, or the commencement of any third-party suit, action or proceeding by any party, in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefore and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (the omission of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its indemnification obligations under this Agreement, except to the extent that such omission results in a failure of actual notice to the indemnifying party and such indemnifying party is materially prejudiced as a result of such failure to give notice). The indemnifying party may, at its own expense, participate in and, upon notice to the indemnified party and the indemnifying party's written agreement that the indemnified party is entitled without qualification to indemnification pursuant to Section 10.2 or Section 10.3 for all Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (i) the counsel proposed and retained by the indemnifying party to represent the indemnified party is reasonably satisfactory to the indemnified party; (ii) the indemnifying party shall pay the attorneys' fees and expenses of such counsel promptly upon such counsel's submission of invoices, copies of which shall be provided to the indemnified party; (iii) each of the indemnifying party and counsel retained by the indemnifying party to represent the indemnified party shall consult with the indemnified party upon the indemnified party's request for such consultation from time to time with respect to such claim, suit, action or proceeding; and
(iii) Seller shall have no rights to assume the defense of any claim, suit, action or proceeding where injunctive or other equitable relief is sought or likely to be sought. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party to represent the indemnified party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     10.5 Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any third-party claim, suit, action or proceeding shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. No party hereto shall settle or compromise any claim, suit, action or proceeding for which indemnification is sought hereunder without the prior written consent of the other party, which shall not be unreasonably withheld.

     10.6 Escrow. In the event a Purchaser Indemnified Party is entitled to receive any amount from Seller or Parent under this Agreement, including any indemnification payment under this Agreement, without limiting Purchaser's rights to seek any recovery against Seller directly, Purchaser may, at its option, recover all or any portion of such amount from the Escrow Account in accordance with the terms of the Escrow Agreement.

     10.7 Failure of Indemnifying Party to Act. In the event that the indemnifying party does not elect to assume the defense of any third-party claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying party of its obligations hereunder.

                                   ARTICLE XI

                                 Non-competition

     11.1 Non-Competition. As a significant inducement for the parties hereto to enter into and to perform the obligations under this Agreement, the parties hereto agree that for a period of three years after the Closing Date (the "Non-Competition Period") none of Seller, Parent or any of their Affiliates (other than directors who are not and have not been officers or employees of Seller, Parent or any of their respective subsidiaries) will engage in the online retail brokerage business in the United States or elsewhere; provided that nothing in this Section 11.1 shall prevent Parent from holding as a passive investment an equity interest in a Person engaged in the online retail brokerage business if such interest represents less than twenty-five percent (25%) of each of the outstanding equity and voting power in such Person and no individual who has been a director, member or officer of Seller, Parent or any of their respective subsidiaries at any time since January 1, 2002 serves as a director, member, officer or employee of such Person.

     11.2 Non-Solicitation of Customers. During the Non-Competition Period, neither Seller nor Parent nor any of their Affiliates (other than directors who are not and have not been officers or employees of Seller, Parent or any of their respective subsidiaries) shall, directly or indirectly, (a) solicit a significant portion of the customers (whether past, present or future) of the Business, or (b) solicit any customer (whether past, present or future) of Purchaser or its Affiliates or the Business with respect to the retail brokerage business.

     11.3 Maximum  Duration,  Scope, etc. If, at the time of enforcement of this
Article XI, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

     11.4 Specific Performance. Seller and Parent recognize and affirm that, in the event of breach by any of them of any of the provisions of this Article XI, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, Seller and Parent agree that Purchaser shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and Seller's and Parent's obligations under this Article XI not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article XI.

                                  ARTICLE XII

                                   DEFINITIONS

     The following terms shall have the meanings set forth herein for the purposes of the transactions described in this Agreement:

     "Acquired Assets" has the meaning set forth in Section 1.1.

     "Acquired Accounts" means all Customer Accounts that meet the following criteria as of the Closing Date: (a) the Customer Account is open and (b) the Customer Account is not an Excluded Asset.

     "Acquisition Proposal" has the meaning set forth in Section 5.12.

     "Affiliate" of any Person means any Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person. A Person shall be deemed to "control" another Person if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, by contract or otherwise.

     "Agreement" means this Asset Purchase Agreement, including Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Assumed Obligations" has the meaning set forth in Section 1.3.

     "Business" means the online retail securities brokerage business and operations of Seller.

     "Business Day" means any day which is not a Saturday, Sunday or any other day on which banks in the State of Nebraska are authorized or required by applicable Law to close.

     "Closing" has the meaning set forth in Section 8.1.

     "Closing Date" means the date on which the Closing occurs.

     "Customer Accounts" means all online retail brokerage accounts of customers of Seller who reside in the United States, Canada, China, Germany and Switzerland and each other country specified in a written notice provided to Seller by Purchaser not less than three (3) Business Days prior to the Closing.

     "Customer Contracts" has the meaning set forth in Section 1.1.

     "Escrow Account" has the meaning set forth in Section 2.5.

     "Escrow Agent" has the meaning set forth in Section 2.5.

     "Escrow Agreement" has the meaning set forth in Section 2.5.

     "Escrow Amount" means the lesser of (i) the Purchase Price, or (ii) Three Million Five Hundred Thousand Dollars ($3,500,000).

     "Excluded Assets" has the meaning set forth in Section 1.2.

     "Financial Performance Report" means the reports set forth as Schedule 3.4.

     "Focus Reports" mean the FOCUS Report of Seller on Form X-17A-5, including all parts, financial statements, notes and schedules attached thereto or contained therein, for the quarterly periods from April 1, 2001 to March 31, 2004.

     "Governmental Authority" shall mean the government of the United States or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any self-regulatory or quasi-governmental organization such as the NASD.

     "Group A Accounts" means all Customer Accounts that (i) would have been Acquired Accounts if the Closing had occurred on the Measurement Date, (ii) have a Liquidation Value as of the Measurement Date of $100,000 or more, and (iii) had 76 or more trades effected in the eighteen (18) months ended on the Measurement Date.

     "Group A Accounts Sum" means the sum of the number of Group A Accounts set forth in Schedule 3.16 for the countries comprising the Customer Accounts (including those countries specified in the written notice provided to Seller by Purchaser described in the definition of "Customer Accounts").

     "Group A  Accounts  Ratio"  means the lesser of (i) the sum of (x) 0.07 and
(y) the number of Group A Accounts divided by the Group A Accounts Sum, or (ii) one (1).

     "Group B Accounts" means all Customer Accounts (excluding Group A Accounts) that (i) would have been Acquired Accounts if the Closing had occurred on the Measurement Date, and (ii)(A) have a Liquidation Value as of the Measurement Date of $10,000 or more and had 26 or more trades effected in the eighteen months ended on such date; or (B) have a Liquidation Value as of the Measurement Date of $100,000 or more and had at least one trade effected in the eighteen months ended on such date.

     "Group B  Accounts  Ratio"  means the lesser of (i) the sum of (x) 0.07 and
(y) the number of Group B Accounts divided by the Group B Accounts Sum, or (ii) one (1).

     "Group B Accounts Sum" means the sum of the number of Group B Accounts set forth in Schedule 3.16 for the countries comprising the Customer Accounts (including those countries specified in the written notice provided to Seller by Purchaser described in the definition of "Customer Accounts").

     "Group C Accounts" means all Customer Accounts (excluding Group A Accounts and Group B Accounts) that (i) would have been Acquired Accounts if the Closing had occurred on the Measurement Date, and (ii) have a Liquidation Value as of the Measurement Date of $0.01 or more, and (iii) had at least one trade effected in the eighteen months ended on the Measurement Date.

     "Group C  Accounts  Ratio"  means the lesser of (i) the sum of (x) 0.07 and
(y) the number of Group C Accounts divided by the Group C Accounts Sum, or (ii) one (1).

     "Group C Accounts Sum" means the sum of the number of Group C Accounts set forth in Schedule 3.16 for the countries comprising the Customer Accounts (including those countries specified in the written notice provided to Seller by Purchaser described in the definition of "Customer Accounts").

     "Law" means any law, statute, regulation, ordinance, rule, order, directive, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority.

     "Lien" means any lien, pledge, security interest, claim, restriction or encumbrance of any kind.

     "Linking Agreement" means an agreement mutually acceptable to the parties relating to the web site link provided for in Section 5.9.

     "Liquidation Value" means, with respect to any Acquired Account, (i) the sum of the cash, money market funds, cash equivalents and the fair market value of securities held in such account (excluding the market value of option positions), less (ii) any margin debt and any other amount owed with respect to such account.

     "Losses" means all liabilities, losses, costs, damages, penalties or expenses (including reasonable attorneys' fees and expenses and costs of investigation and litigation).

     "Measurement Date" means the date that is three (3) Business Days prior to the Closing Date.

     "NASD" means the National Association of Securities Dealers.

     "Non-Competition Period" has the meaning set forth in Section 11.1.

     "Person"  means  any   individual,   corporation,   proprietorship,   firm,
partnership, limited partnership, limited liability company, trust, association or other entity.

     "Proxy Statement" has the meaning set forth in Section 6.7.

     "Purchase Price" has the meaning set forth in Section 2.1(b).

     "Second Installment" has the meaning set forth in Section 2.2.

     "SIPC" means the Securities Investor Protection Corporation.

     "Tax" means (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property or windfall profits tax, estimated, ad valorem, or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not; and (ii) any liability by contract or agreement for the payment of any amount of the type described in clause (i) as a result of Seller or Parent being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

     "Tax Return" means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

     "Transactions" has the meaning set forth in Section 2.3.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     13.1 Expenses. Except as set forth in this Agreement, each party hereto shall bear its own expenses with respect to the Transactions. Seller shall pay
(a) all third-party fees or charges incurred by Seller in connection with the assignment and transfer of the Acquired Assets or the conversion of the Acquired Accounts and (b) all sales, use, stamp, transfer, service and like taxes or fees, if any, imposed by the United States or any state or political subdivision thereof required to be paid in connection with the transfer and assignment of the Acquired Assets.

     13.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto.

     13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person, (b) on the date of transmission if sent by facsimile (receipt confirmed), (c) one Business Day after being sent by reputable overnight courier or (d) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

     If to Purchaser:

     Ameritrade Holding Corporation
     6940 Columbia Gateway Drive, Suite 200
     Columbia, Maryland  21046
     Attention:  General Counsel

     Fax No.: (443) 539-2209

     With a copy to:

     Mayer, Brown, Rowe & Maw LLP
     190 S. La Salle Street
     Chicago, Illinois 60603
     Attention:  Joseph Collins
     Fax No.: (312) 701-7711

     If to Seller:

     JB Oxford Holdings, Inc.
     9665 Wilshire Boulevard, Suite 300
     Beverly Hills, California 90212
     Attention:  Chief Executive Officer
     Fax No.: (310) 385-2236

     With a copy to:

     Shumaker, Loop & Kendrick, LLP
     101 E. Kennedy Boulevard, Suite 2800
     Tampa, Florida 33602
     Attention:  W. Thompson Thorn, III
     Fax No.: (813) 229-1660
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

     13.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     13.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     13.6 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the conflict of laws rules thereof. If any litigation, proceeding or other legal action is commenced in connection with or relating to this Agreement or the Transactions, the parties hereto (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or legal action in a federal or state court of competent jurisdiction located within the City of New York, State of New York; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this
Section 13.6 and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 13.6 shall be deemed to prevent any party from seeking to remove any action to a federal court in New York, New York); (c) agree to waive, and hereby waive, to the full extent permitted by applicable Law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 13.3 for communications to such party; (e) agree that any service of process made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Law.

     13.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no assignment shall be made on or prior to the Closing Date without the prior written consent of the non-assigning party, except that the Purchaser may assign its rights hereunder to any of its Affiliates.

     13.8 Publicity.

          (a) Prior to the Closing Date and except as set forth in this Section 13.8, no disclosure, public announcement or other publicity regarding the existence of this Agreement or its contents or the Transactions shall be made by Purchaser, Seller, Parent or any of their respective Affiliates, officers, directors, managers, stockholders, partners, members, employees, representatives or agents, without the prior written agreement of Purchaser and Seller or Parent, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 13.8 shall prevent any party from (i) making any disclosure or public announcement required by Law or the rules of any stock exchange so long as such party consults the other parties as to the form, content, timing and manner of distribution or publication, (ii) discussing this Agreement or its contents or the Transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or whose assistance is required to consummate the Transactions or (iii) enforcing its rights hereunder.

          (b) Immediately after the date of this Agreement, Seller and Purchaser shall jointly prepare press releases regarding the sale of the Acquired Accounts by Seller and the acquisition of the Acquired Accounts by Purchaser in accordance with the terms of this Agreement.

          (c) No later than the third Business Day following the date of this Agreement, Seller and Purchaser shall jointly prepare, and Seller shall post conspicuously on the jboxford.com web site, a communication regarding the acquisition of the Acquired Accounts by Purchaser in accordance with the terms of this Agreement and the consequences of such transaction to Seller's customers. Seller shall continue to post such communication, with such updates and other modifications as the parties may mutually agree, until the Closing Date or the earlier termination of this Agreement pursuant to Section 9.1.

     13.9 Other Instruments. Upon the reasonable request of Purchaser, Seller and Parent shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to such Purchaser of, and to vest fully in such Purchaser title to, each of the Acquired Assets and Assumed Obligations.

     13.10 Entire Understanding. The Agreement, the Escrow Agreement, the Reciprocal Non-Use and Non-Disclosure Agreement between Purchaser and Parent dated as of May 6, 2004 and the Linking Agreement set forth the entire agreement and understanding of the parties hereto with respect to the Transactions and the subject matter hereof and supersedes all prior agreements, arrangements, understandings, representations and warranties relating to the Transactions and the subject matter hereof.

     13.11 Remedy at Law. Each of the parties to this Agreement recognizes and affirms that in the event of breach of any of the provisions of this Agreement, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, each of the parties hereto agrees that each party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties' obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement.

     13.12 Third Party Beneficiaries. This Agreement is not intended to confer upon any Person, other than the parties hereto, and except as contemplated by
Article X, any rights or remedies hereunder, including (without limitation) any customer of the Business.

     13.13 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement or the Transactions.

     13.14 Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

                                     * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                                JB OXFORD & COMPANY


                                                By:  /s/  Barry S. Fischer
                                                  ------------------------------
                                                  Name:   Barry S. Fischer
                                                  Title:  President

                                                JB OXFORD HOLDINGS, INC.


                                                By:  /s/  C.L. Jarratt
                                                  ------------------------------
                                                  Name:  C.L. Jarratt
                                                  Title: Chairman and Chief
                                                         Executive Officer

                                                AMERITRADE, INC.

                                                By:  /s/ John R. MacDonald
                                                  ------------------------------
                                                  Name:   John R. MacDonald
                                                  Title:  Treasurer

                                  Schedule 3.16

---------------------- ---------------------- --------------------- --------------------- --------
                         GROUP A ACCOUNTS       GROUP B ACCOUNTS      GROUP C ACCOUNTS     TOTAL
---------------------- ---------------------- --------------------- --------------------- --------
U.S.                                     456                 3,576                13,065   17,097
---------------------- ---------------------- --------------------- --------------------- --------
Canada                                    --                     3                    24       27
---------------------- ---------------------- --------------------- --------------------- --------
China                                      4                    17                    49       70
---------------------- ---------------------- --------------------- --------------------- --------
Germany                                    4                    24                    23       51
---------------------- ---------------------- --------------------- --------------------- --------
Switzerland                               17                   113                   316      446
---------------------- ---------------------- --------------------- --------------------- --------
Subtotal                                 481                 3,733                13,477   17,691
---------------------- ---------------------- --------------------- --------------------- --------

---------------------- ---------------------- --------------------- --------------------- --------
Ireland                                   --                     1                     3        4
---------------------- ---------------------- --------------------- --------------------- --------
Taiwan                                    29                   115                   186      330
---------------------- ---------------------- --------------------- --------------------- --------
United Kingdom                            --                     9                    14       23
---------------------- ---------------------- --------------------- --------------------- --------
Subtotal                                  29                   125                   203      357
---------------------- ---------------------- --------------------- --------------------- --------

---------------------- ---------------------- --------------------- --------------------- --------
All other countries                       14                    80                   176      270
---------------------- ---------------------- --------------------- --------------------- --------
TOTAL                                    524                 3,938                13,856   18,318
---------------------- ---------------------- --------------------- --------------------- --------


                                                                      APPENDIX B

CAPITALINK


June 3, 2004

Board of Directors
JB Oxford Holdings, Inc.
9665 Wilshire Boulevard
Third Floor
Beverley Hills, CA  90212

Gentlemen:

We have been advised that JB Oxford Holdings, Inc. (the "Company") is contemplating a transaction whereby it intends to sell certain assets and related liabilities of its online retail securities brokerage business and operations to Ameritrade, Inc. ("Ameritrade") (the "Transaction") for $26.0 million, subject to adjustments at closing (the "Purchase Consideration"). We have been retained to render an opinion as to whether, on the date of such opinion, the Purchase Consideration is fair, from a financial point of view, to the shareholders of the Company.

We have not been requested to opine as to, and the opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Transaction. We were not asked to consider, and our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things: (i) reviewed the draft asset purchase agreement dated June 2, 2004, by and among Ameritrade, the Company, and JB Oxford & Company (the "Purchase Agreement"); (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2003, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, the Current Report on Form 8-K, dated April 12, 2004, and the Definitive Proxy Statement on Schedule 14A, dated August 15, 2003; (iii) considered the Company's historical financial results and present financial condition; (iv) reviewed certain publicly available information concerning the trading of, and the market for, the common stock of the Company and of companies that were deemed to have characteristics comparable to those of the Company; (v) reviewed and analyzed certain financial characteristics of target companies or assets in transactions where such target company or assets were deemed to have characteristics comparable to those of the Company; (vi) reviewed and analyzed certain financial characteristics of

   Mergers & Acquisitions | Fairness Opinions & Valuations | Restructuring |
                      Capital Raising | Financial Advisory

September 14, 2004
Page 2


companies that were deemed to have characteristics comparable to those of the Company; (vii) reviewed and analyzed the Transaction's pro forma financial impact on the Company's net book value; (viii) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses with respect to the business and operations of the Company; (ix) inquired about and discussed the Transaction and other matters related thereto with Company management and its Board of Directors; and (x) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analyses and form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with Company management, it is assumed that the Transaction will be a taxable event to the Company. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Purchase Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or its shareholders.

Our opinion is necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of June 3, 2004. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction, if such a vote was called. We do not express any opinion as to the underlying valuation or future performance of the Company nor the price at which its common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Consideration is fair, from a financial point of view, to the Company's shareholders.

September 14, 2004
Page 3


In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

CAPITALINK, L.C.

                                                                      APPENDIX C


                          NOTICE OF DISSENTERS' RIGHTS
    (Under Section 16-10a-1301 et seq. Utah Revised Business Corporation Act)

Proposed Action

     The Board of Directors of JB Oxford Holdings, Inc., a Utah corporation ("JBOH"), has adopted and approved a proposed Asset Purchase Agreement, among JB Oxford Holdings, Inc. JB Oxford & Company, and Ameritrade, Inc., dated June 4, 2004 (the "Asset Purchase Agreement"), which contemplates the sale of substantially all of the assets of JB Oxford & Company, a subsidiary of JBOH, to Ameritrade, Inc. (the "Transaction"). The proposed Transaction is subject to shareholder approval. A copy of the proposed Asset Purchase Agreement is being furnished to you contemporaneously with the delivery of this Notice.

Shareholder Approval

     Under Section 16-10a-1103 of the Utah Revised Business Corporation Act (the "Act"), the proposed Transaction requires the affirmative vote of a majority of the outstanding shares of common stock. Attached hereto is a Notice of Special Meeting of Shareholders and Proxy Statement relating to the Special Meeting for the purpose of approving the Transaction. The Board of Directors has recommended that shareholders vote "FOR" approval of the proposed Transaction.

Dissenters' Rights

     Under Part 13 of the Act, shareholders of JBOH are entitled to assert "dissenters' rights" in connection with the proposed Transaction. A copy of Part 13 of the Act is attached hereto.

     Generally, a shareholder may dissent from the proposed Transaction and obtain cash payment of the fair value of his/her shares in the event the Transaction is effectuated. Fair value of the shares means the value of the shares immediately before the closing date of the Transaction, excluding any appreciation or depreciation in anticipation of the Transaction.

     A shareholder who desires to exercise his or her dissenters' right, must:

     1. Cause JBOH to receive, before the shareholder vote is taken on the Transaction at the special meeting, written notice of his/her intent to demand payment for such shareholder's shares if the proposed Transaction is effectuated; and

     2.   Not vote any of his/her shares in favor of the proposed Transaction.

     Notice should be sent postage prepaid and addressed to JB Oxford Holdings, Inc., Attention: Corporate Secretary, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. Such notice should be sent by a method that will assure its delivery to the Company prior to the date of the special meeting. It is recommended that such notices be sent by registered mail or overnight courier so that you will have a record of the date of delivery to the Company.

     RIGHTS OF A DISSENTING SHAREHOLDER TO DEMAND PAYMENT ARE LOST IF THE DISSENTER VOTES IN FAVOR OF THE PROPOSAL OR FAILS TO GIVE WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AS ABOVE DESCRIBED.

     If the Transaction is effectuated over the dissent of a shareholder, a notice will be sent to the shareholder within ten (10) days after the approval of the Transaction by shareholders at the special meeting. That notice will state when and where written demand for payment must be sent and when certificates for shares must be deposited by the shareholder to effectuate the purchase of shares from the dissenting shareholder.

     RIGHTS OF THE DISSENTER TO DEMAND PAYMENT MAY ALSO BE LOST IF THE DISSENTER FAILS TO TIMELY MAKE WRITTEN DEMAND FOR PAYMENT AFTER RECEIVING THE SUBSEQUENT NOTICE OF HOW TO MAKE WRITTEN DEMAND AND TENDER CERTIFICATES.

                                                                      APPENDIX D


                                 PART 13 OF THE
                      UTAH REVISED BUSINESS CORPORATION ACT

16-10A-1301. DEFINITIONS.

            For purposes of Part 13:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

         (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in
Section 15-1-1, compounded annually.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

         (7) "shareholder" means the record shareholder or the beneficial shareholder.

History: C.1953, 16-10a-1301, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 138. 249 makes the act effective on July 1, 1992.


16-10A-1302. RIGHT TO DISSENT.

         (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

                  (a) consummation of a plan of merger to which the corporation is a party if:

                           (i)      shareholder  approval  is  required  for the
merger by Section 16-10a-1103 or the articles of incorporation; or

                           (ii)     the  corporation  is a  subsidiary  that  is
merged with its parent under Section 16-10a-1104;

                  (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

                  (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

                  (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

         (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

         (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the
National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

                  (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

                  (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

                  (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

                  (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

                  (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

                  (c)      cash in lieu of fractional shares; or

                  (d)      any combination of the shares described in Subsection
(4), or cash in lieu of fractional shares.

         (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

History: C.1953, 16-10a-1302, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 139. 249 makes the act effective on July 1, 1992.


16-10A-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

History: C.1953, 16-10a-1303, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch.277, 140. 249 makes the act effective on July 1, 1992.


16-10A-1320. NOTICE OF DISSENTERS' RIGHTS.

         (1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

         (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

History: C.1953, 16-10a-1320, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 141. 249 makes the act effective on July 1, 1992.

16-10A-1321. DEMAND FOR PAYMENT - ELIGIBILITY AND NOTICE OF INTENT.

         (1) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

                  (b) may not vote any of his shares in favor of the proposed action.

         (2) If a proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

         (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

         (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

History: C.1953, 16-10a-1321, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 142. 249 makes the act effective on July 1, 1992.


16-10A-1322. DISSENTERS' NOTICE.

         (1)      If proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

         (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

                  (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

                  (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

                  (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

                  (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

                  (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

                  (g)      be accompanied by a copy of this part.

History: C.1953, 16-10a-1322, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 143. 249 makes the act effective on July 1,1992.


16-10A-1323. PROCEDURE TO DEMAND PAYMENT.

         (1)      A shareholder who is given a dissenters'  notice  described in
Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

                  (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Section 16-10a-1322 (2)
(d), duly completed, or may be stated in another writing;

                  (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

                  (c) if required by the corporation in the dissenters notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.

         (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

         (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.


History: C.1953, 16-10a-1323, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 144. 249 makes the act effective on July 1, 1992.


16-10A-1324. UNCERTIFICATED SHARES.

         (1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

         (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

History: C.1953,  16-10a-1324,  Effective Dates. - Laws 1992, ch 277, enacted by
L.1992 ch. 277, 145. 249 makes the act effective on July 1, 1992.


16-10A-1325. PAYMENT.

         (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under
Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

         (2)      Each  payment  made  pursuant  to   Subsection   (1)  must  be
accompanied by:

                  (a)      (i)      (A)      the corporation's  balance sheet as
of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

                                    (B)      an income statement for that year;

                                    (C)      a    statement    of   changes   in
shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

                                    (D)      the   latest   available    interim
financial statements, if any;

                           (ii)     the balance sheet and statements referred to
in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

                  (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

                  (c) a statement of the dissenter's right to demand payment under Section 16-10a-1328; and

                  (d)      a copy of this part.

History: C.1953, 16-10a-1325, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 146. 249 makes the act effective on July 1, 1992.


16-10A-1326. FAILURE TO TAKE ACTION.

         (1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

         (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

History: C.1953, 16-10a-1326, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 147. 249 makes the act effective on July 1, 1992.


16-10A-1327. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION.

         (1) A corporation may, with the dissenters' notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

         (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

History: C.1953, 16-10a-1327, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 148. 249 makes the act effective on July 1, 1992.

16-10A-1328. PROCEDURE FOR SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         (1) A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

                  (a)      the  dissenter  believes  that the amount  paid under
Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

                  (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

                  (c) the corporation, having failed to take the proposed corporate action creating dissenter's rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

         (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

History: C.1953, 16-10a-1328, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 149. 249 makes the act effective on July 1, 1992.


16-10A-1330. JUDICIAL APPRAISAL OF SHARES - COURT ACTION.

         (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

         (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

         (4) The jurisdiction of the court in which the proceedings is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

                  (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

                  (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

History: C.1953, 16-10a-1330, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 150. 249 makes the act effective on July 1, 1992.


16-10A-1331. COURT COSTS AND COUNSEL FEES.

         (1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

                  (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History: C.1953, 16-10a-1331, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 151. 249 makes the act effective on July 1, 1992.

                                                                      APPENDIX E


         The following unaudited proforma consolidated statement of financial condition provides the historical and proforma financial position of JB Oxford Holdings, Inc. and its subsidiaries as if the sale of the assets of JBOC to Ameritrade had taken place at June 30, 2004. The following statement should be read in conjunction with annual report of JBOH on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the quarter ended June 30, 2004, which have been filed previously with the Commission and are incorporated herein by reference. If the Ameritrade transaction had taken place as of June 30, 2004, the actual financial position of JBOH could be different from that presented below.

Assumptions:

         The statement below gives effect to the proposed Ameritrade transaction as if it had closed on June 30, 2004, with JBOH being entitled to receive the full $26 million sales proceeds as provided in the asset purchase agreement, with $14 million being paid in cash at the closing and $12 million being recorded as a receivable due from Ameritrade, which includes $3.5 million will be held in escrow account for 18 months subject to the escrow agreement. The statement assumes the $400,000 to be paid to Third Capital, LLC will be paid from the proceeds. Of the total estimated expenses of the sale of $650,000, $378,040 has been deducted from the proceeds of the sale, the balance of estimated expenses of $271,960 has been paid by the Company as incurred and is included in historical operations. The statement also assumes that the two convertible promissory notes of JBOH with an outstanding principal balance of $5,418,696 were converted into 2,029,474 shares of JBOH common stock prior to the closing.

                    JB OXFORD HOLDINGS, INC. AND SUBSIDIARIES
             PROFORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                   (UNAUDITED)


                                        JUNE 30, 2004    PROFORMA         JUNE 30, 2004
                                         (UNAUDITED)    ADJUSTMENTS          PROFORMA
                                        ------------   ------------        ------------
ASSETS:

Cash and cash equivalents               $  2,966,616     13,221,960    b)  $ 16,188,576
Other receivables                            270,953     12,000,000    b)    12,270,953
Notes receivable from shareholder          2,500,000      2,500,000
Assets held for sale                     230,640,443   (188,269,397)   c)    42,371,046
Furniture, equipment, and leasehold
  improvements (at cost net of
   accumulated depreciation and
    amortization of $2,935,820)              155,006                            155,006
Other assets                                 123,665                            123,665
                                        ------------   ------------        ------------
   TOTAL ASSETS                         $236,656,683    163,047,437        $ 73,609,246
                                        ============   ============        ============


                    JB OXFORD HOLDINGS, INC. AND SUBSIDIARIES
             PROFORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                   (UNAUDITED)


                                                    JUNE 30, 2004      PROFORMA            JUNE 30, 2004
                                                     (UNAUDITED)      ADJUSTMENTS            PROFORMA
                                                    -------------    -------------         -------------
LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES:

Liabilities associated with assets held for sale    $ 215,974,143     (185,766,146)   c)   $  30,207,997
Accounts payable and accrued liabilities                4,300,218        4,300,218
Taxes payable                                                  --        4,000,000    b)       4,000,000
Loans from shareholders                                 5,418,696       (5,418,696)   a)              --
Notes payable                                           3,375,486        3,375,486
                                                    -------------                          -------------
TOTAL LIABILITIES                                     229,068,543                             41,883,701
                                                    -------------                          -------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:

Common stock  ($.01 par value, 100,000,000 shares
   authorized, 1,888,743 shares issued)                    18,887           20,295    a)          39,182
Additional paid in capital                             18,504,430        5,398,401    a)      23,902,831
Retained earnings (deficit)                           (10,021,976)      18,718,709    d)       8,696,733
Treasury stock at cost, 46,994 shares                    (913,201)                              (913,201)
                                                    -------------                          -------------
   TOTAL SHAREHOLDERS' EQUITY                           7,558,140                             31,725,545
                                                    -------------    -------------         -------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 236,656,683      163,047,437         $  73,609,246
                                                    =============    =============         =============


Notes to Proforma Consolidated Statement of Financial Condition

a) To record the conversion of the secured convertible debentures into 2,029,474 shares of common stock.

b)   To record sale of retail brokerage accounts for $26 million as follows:


         Purchase price                             $  26,000,000
             Third Capital, LLC fee paid                 (400,000)
             Expenses, net of $271,960 paid              (378,040)
                                                    -------------
                                                       25,221,960
         Receivable from Ameritrade                   (12,000,000)
                                                    -------------
         Estimated Net Cash                         $  13,221,960
                                                    =============

Income tax expense of $4.0 million is computed using a statuary rate of 35%, utilizing current net operating loss and carry-forward from 2003 in addition to the tax basis of assets sold. Actual income taxes resulting from the transaction are unknown at this time, and will depend upon JBOH's results of operations in 2004 and 2005.

c) To adjust for retail customer related assets and obligations to be transferred to Ameritrade. The following table represents the components of assets and associated liabilities held for sale at June 30, 2004 and the related proforma adjustments.



                                                                              PROFORMA        PROFORMA
ASSETS AND ASSOCIATED LIABILITIES HELD FOR SALE              JUNE 30, 2004   ADJUSTMENTS    JUNE 30, 2004
---------------------------------------------------------    ------------   ------------    ------------
  Cash and cash equivalents segregated under federal and
     other regulations                                       $109,735,626   (104,695,392)   $  5,040,234
  Receivable from broker-dealer and clearing organizations     16,723,557     (3,763,631)     12,959,926
  Receivable from customers (net of allowance for doubtful
     accounts of $2,820,040)                                   92,472,635    (77,307,123)     15,165,512
   Other receivable                                               553,785        553,785
   Marketable securities owned at market value                    876,298        876,298
   Furniture, equipment, and leasehold improvements (at
     cost net of accumulated depreciation and amortization
     of ($4,220,389)                                            1,646,635      1,646,635
   Clearing deposits                                            5,132,592      5,132,592
   Intangible assets (net of accumulated amortization of
    $ 4,031,264)                                                2,503,251     (2,503,251)             --
   Other assets                                                   996,064        996,064
                                                             ------------   ------------    ------------
Total assets held for sale                                   $230,640,443   (188,269,397)   $ 42,371,046
                                                             ============   ============    ============

   Payable to broker-dealer and clearing organizations         35,185,890    (18,357,505)     16,828,385
   Payable to customers                                       180,786,869   (167,408,641)     13,378,228
   Securities sold, not yet purchased at market value               1,384                          1,384
                                                             ------------   ------------    ------------
Total liabilities associated with assets held for sale       $215,974,143   (185,766,146)     30,207,997
                                                             ============   ============    ============



d)   The proforma adjustment of retained earnings consist of the following:

     Assets held for sale                                    $188,269,397    c)
     Liabilities associated with assets held for sale         185,766,146    c)
                                                             ------------
     Net assets held for sale                                  (2,503,251)
     Sales price net of fees and unpaid expenses               25,221,960    b)
     Accrued income taxes                                      (4,000,000)   b)
                                                             ------------
     Proforma adjustment to retained earnings                $ 18,718,709
                                                             ============

         The following unaudited proforma consolidated statements of operations provide the historical and proforma operations of JB Oxford Holdings, Inc. and its subsidiaries as if the sale of the assets of JBOC to Ameritrade had taken place at the beginning of the respective periods. The following statements should be read in conjunction with annual report of JBOH on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the six months ended June 30, 2004, which have been filed previously with the Commission and are incorporated herein by reference. These statements of operations do not represent the results of operations that would have been achieved had the transaction and debt conversion taken place as described. These statements do not reflect the sale proceeds of the Ameritrade transaction or related income tax effects thereof. Assuming the transaction was consummated as of June 30, 2004, at the maximum sales price of $26 million, JBOH would have a proforma gain on sale of assets of approximately $18 million, net of related income taxes and applying tax credits from prior periods.

         Expenses directly related to the retail accounts of JB Oxford & Company have not been excluded where the expenses are being incurred under fixed-term contractual arrangements that were not terminable during the reported period. Revenue items are eliminated that relate to the retail accounts of JB Oxford & Company. Clearing and execution fees included inactivity, postage and other miscellaneous fees incidental to the clearing operation of National Clearing Corp. Trading profits result from market making activities that utilize the order flow of the retail accounts of JB Oxford & Company.

         Variable and direct expense items are eliminated that relate to the retail accounts of JB Oxford & Company. Employee compensation consists of salaried broker and web development wages directly related to the servicing of the retail accounts. Clearing and floor brokerage expense consists of costs incidental to the comparison, receipt, settlement, custody and delivery functions involved in securities transactions. Communications expenses consist of the preparation and delivery of confirmations and statements to retail customers as well as market data and communication costs for our website operation and telephones. Data processing costs are computer service bureau expenses to operate our back office accounting and securities system, as well as third party data processing for our website. Professional services relate to our independent public accountants examination of the separate broker dealer financial statements that would no longer be required upon JB Oxford & Company ceasing to act as a registered securities broker dealer, as well as consulting fees. Promotional expense relates to advertising and name branding for JB Oxford & Company. Amortization expense consists of the amortizing of the cost of retail customer accounts acquired from other broker dealers, which will be transferred as a part of the proposed transaction.

                    JB OXFORD HOLDINGS, INC. AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                                                        JUNE 30,
                                                      JUNE 30,      PROFORMA              2004
                                                        2004       ADJUSTMENTS         PROFORMA
                                                    -----------    -----------        -----------
REVENUES:

   Interest                                         $   115,787                       $   115,787
   Other                                                     --                                --
                                                    -----------                       -----------
   Total revenues                                       115,787                           115,787
                                                    -----------                       -----------

EXPENSES:

   General and administrative                           894,895                           894,895
   Interest                                             321,778       (243,841)   a)       77,937
   Depreciation and amortization                        272,341                           272,341
                                                    -----------                       -----------
   Total expenses                                     1,489,014                         1,245,173
                                                    -----------                       -----------

   Loss from continuing operations before income
    taxes                                            (1,373,227)                       (1,129,386)

     Income tax expense (benefit)                         6,100                             6,100
                                                    -----------                       -----------
   Net loss from continuing operations               (1,379,327)                       (1,135,486)

   Loss from discontinued operations                 (2,575,432)    (3,722,214)   b)   (6,297,646)
                                                    -----------                       -----------
   Net loss                                         $(3,954,759)                      $(7,433,132)
                                                    ===========                       ===========

Basic net loss per share:
   From continuing operations                       $     (0.76)                      $     (0.29)
   From discontinued operations                           (1.42)                            (1.64)
   Basic net loss per share                               (2.18)                            (1.93)

Diluted net loss per share:
   From continuing operations                       $     (0.76)                      $     (0.29)
   From discontinued operations                           (1.42)                            (1.64)
   Diluted net loss per share                             (2.18)                            (1.93)

  Weighted average number of shares
      Basic                                           1,814,256      2,029,474    a)    3,843,730
      Diluted                                         1,814,256      2,029,474    a)    3,843,730


a) To eliminate interest expense related to the secured convertible debentures and to reflect the conversion of debt into 2,029,474 common shares

b) To eliminate revenue and expenses directly associated with the asset being proposed for sale. The following table represents the components of discontinued operations included in the above proforma statement of operations for the six months ended June 30, 2004.


               PROFORMA STATEMENT OF                         PROFORMA      JUNE 30, 2004
              DISCONTINUED OPERATIONS      JUNE 30, 2004    ADJUSTMENTS      PROFORMA
                                           ------------    ------------    ------------
REVENUES:

   Clearing and execution                  $  1,186,763        (578,504)        608,260
   Trading profits                              211,786        (250,427)        (38,641)
   Commissions                                4,035,980      (3,930,754)        105,226
   Interest                                   2,632,447      (2,542,387)         90,060
   Other                                         64,010         (48,050)         15,960
                                           ------------    ------------    ------------
    Total revenues                            8,130,986      (7,350,121)        780,865
                                           ------------    ------------    ------------

EXPENSES:

   Employee and broker compensation           2,959,932        (965,427)      1,994,505
   Clearing and floor brokerage                 495,636        (401,057)         94,579
   Communications                             1,076,287        (710,899)        365,388
   Occupancy and equipment                    1,467,669              --       1,467,669
   Interest                                     198,096        (180,267)         17,829
   Data processing charges                    1,172,784        (548,439)        624,345
   Professional services                      1,854,936          (8,541)      1,846,395
   Promotional                                  138,333        (134,869)          3,464
   Bad debt and settlement expense               38,735         (37,347)          1,388
   Amortization of intangible assets            454,586        (454,586)             --
   Other operating expenses                     843,224        (186,474)        656,750
                                           ------------    ------------    ------------
    Total expenses                           10,700,218      (3,627,907)      7,072,312
                                           ------------    ------------    ------------

   Loss before income taxes                  (2,569,232)     (3,722,214)     (6,291,446)

     Income tax expense (benefit)                 6,200                           6,200
                                           ------------    ------------    ------------
   Net loss from discontinued operations   $ (2,575,432)   $ (3,722,214)   $ (6,297,646)
                                           ============    ============    ============


                    JB OXFORD HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                           DECEMBER 31,      PROFORMA      DISCONTINUED    DEC 31, 2003
                                               2003        ADJUSTMENTS      OPERATIONS       PROFORMA
                                           ------------    ------------    ------------    ------------
REVENUES:

   Clearing and execution                  $  2,897,911      (1,352,678)     (1,545,233)   $         --
   Trading profits                            2,187,974        (535,497)     (1,652,477)
   Commissions                                8,880,695      (8,296,296)       (584,399)
   Interest                                   5,632,688      (5,052,792)       (347,240)        232,656
   Other                                        300,858        (162,206)       (128,575)         10,077
                                           ------------                                    ------------
     Total revenues                          19,900,126                                         242,733
                                           ------------                                    ------------

EXPENSES:

   Employee and broker compensation           6,408,314      (1,541,119)     (4,650,176)        217,019
   Clearing and floor brokerage                 996,809        (718,216)       (274,417)           4176
   Communications                             2,113,303      (1,534,005)       (526,797)         52,501
   Occupancy and equipment                    4,122,942              --      (3,994,276)        128,666
   Interest                                   1,218,536        (963,882)        (98,781)        155,873
   Data processing charges                    2,287,153      (1,196,439)     (1,088,651)          2,063
   Professional services                      2,485,631         (34,242)     (1,053,927)      1,397,462
   Promotional                                  251,031        (165,223)        (83,680)          2,128
   Bad debt and settlement expense              544,622         (78,000)       (466,622)             --
   Amortization of intangible assets          1,442,908      (1,442,908)             --              --
   Other operating expenses                   2,935,493        (573,695)     (2,128,916)        232,882
                                           ------------                                    ------------
     Total expenses                          24,806,742                                       2,192,770
                                           ------------                                    ------------
   Loss before income taxes                  (4,906,616)                                     (1,950,037)

     Income tax expense (benefit)             1,042,348                                       1,042,348
                                           ------------                                    ------------
   Net loss                                $ (5,948,964)                                   $ (2,992,385)
                                           ============                                    ============

Earnings per share:

   Primary                                 $      (3.83)                                   $      (0.84)
   Fully diluted                                  (3.83)                                          (0.84)

  Weighted average number of shares
      Basic                                   1,552,568       2,029,474                       3,582,042
      Diluted                                 1,552,568       2,029,474                       3,582,042


Notes to Proforma Consolidated Statements of Operations

         The proforma consolidated statements of operation take into consideration the elimination of revenue and expenses directly associated with the assets being proposed for sale; and the reduction of interest expense related to the conversion the secured convertible debentures which will be converted into common stock prior to the closing of the transaction.

         Discontinued operations represent the correspondent clearing and other brokerage operations of the Company, which were held for sale as of April 2004. On August 20, 2004, we entered into an agreement with North American Clearing, Inc. to sell to it our clearing rights for the correspondent accounts of National Clearing Corp. This agreement is still subject to approval by our Board of Directors. Under the terms of the agreement, we will receive an initial payment of up to $100,000, and will receive 50% of the revenue related to the accounts over the next five years, up to a maximum total payment of $2.5 million. We hope to close on this transaction in the third quarter of 2004.